Exhibit 4.8

Amended and Restated Credit Agreement, by and among Bank of America, N.A. and Encore Medical Corporation, dated September 26, 2003

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 26, 2003

among

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as the Lenders,

BANK OF AMERICA, NATIONAL ASSOCIATION,

as the Agent,

ENCORE MEDICAL CORPORATION

and

ITS SUBSIDIARIES PARTY HERETO,

as the Borrowers

BANK OF AMERICA, NATIONAL ASSOCIATION

Lead Arranger and Syndication Agent

i

EXHIBITS:

Exhibit A	-	Form of Revolving Loan Note
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Notice of Borrowing
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Assignment and Acceptance
Exhibit G	-	Form of Autoborrow Agreement

SCHEDULES:

Schedule 6.4	-	Prior Names
Schedule 6.5	-	Capitalization; Subsidiaries
Schedule 6.8	-	Debt
Schedule 6.10	-	Real Estate; Leases
Schedule 6.11	-	Proprietary Rights
Schedule 6.12	-	Trade Names
Schedule 6.24	-	Material Agreements
Schedule 6.25	-	Bank Accounts
Schedule 6.27	-	Investment Property
Schedule 6.31	-	Affiliate Transactions
Schedule 6.32	-	Food and Drug
Schedule A-1	-	Commitments
Schedule A-2	-	Permitted Liens
Schedule A-3	-	Stock Option Programs
Schedule A-4	-	EBITDA

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of September 26, 2003 (“Agreement”), among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, National Association, with an office at 901 Main Street, 67th Floor, Dallas, Texas 75202, as administrative agent for the Lenders (in its capacity as administrative agent, the “Agent”), and Encore Medical Corporation, a Delaware corporation, and each of its Subsidiaries party hereto.

RECITALS:

A. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed thereto in Annex A which is attached hereto and incorporated herein. The rules of construction contained in Annex A shall govern the interpretation of this Agreement, and all Annexes, Exhibits, and Schedules attached hereto are incorporated herein by reference.

B. The Borrowers (excluding Encore Medical Partners), the Lenders, and the Agent are parties to that certain Credit Agreement dated as of February 8, 2002 (as amended, the “Original Credit Agreement”).

C. The Borrowers have requested that the Lenders and the Agent amend and restate the Original Credit Agreement in its entirety and make available to the Borrowers a revolving line of credit for loans and letters of credit in the aggregate principal amount of up to $25,000,000, which extensions of credit the Borrowers will use for the purposes permitted by Section 7.28.

D. The Lenders have agreed to amend and restate the Original Credit agreement and to make available to the Borrowers a revolving credit and letter of credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent, and the Borrowers hereby agree as follows.

ARTICLE 1

REVOLVING LOANS AND LETTERS OF CREDIT

Section 1.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders agree to make available a total credit facility of up to $25,000,000 (the “Total Facility”) for use by any one or more of the Borrowers from time to time during the term of this Agreement. The Total Facility shall be composed of a revolving line of credit consisting of Revolving Loans and Letters of Credit as described in Section 1.2 and Section 1.4.

Section 1.2 Revolving Loans.

(a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 8, each Lender severally, but not jointly, agrees, upon a Borrower’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans (the “Revolving Loans”) to the Borrowers in amounts not to exceed such Lender’s Pro Rata Share of the Availability, except for Non-Ratable Loans and Autoborrow Loans. The Lenders, however, in their unanimous discretion, may elect to make Revolving Loans or issue or arrange to have issued Letters of Credit in excess of the Availability or the Borrowing Base on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Availability or the Borrowing Base or to be obligated to exceed such limits on any other occasion. If the Aggregate Revolver Outstandings would exceed the Borrowing Base after giving effect to any Borrowing, the Lenders may refuse to make or may otherwise restrict the making of Revolving Loans and the issuance of Letters of Credit as the Lenders determine until such excess has been eliminated.

(b) Revolving Loan Notes. The Borrowers shall execute and deliver to each Lender a promissory note to evidence the Revolving Loans of that Lender (each a “Revolving Loan Note” and, collectively, the “Revolving Loan Notes”). Each Revolving Loan Note shall be in the principal amount of the applicable Lender’s Pro Rata Share of the Commitments, dated as of the Closing Date or the date of any assignment of a portion of any Lender’s Revolving Loans, and substantially in the form of Exhibit A. Each Revolving Loan Note shall represent the obligation of the Borrowers to pay the amount of the applicable Lender’s Pro Rata Share of the Commitments, or, if less, such Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to the Borrowers together with interest thereon as prescribed in this Agreement. The entire unpaid balance of the Revolving Loans and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date.

(c) Procedure for Borrowing.

(i) Each Borrowing of Revolving Loans, excluding Autoborrow Loans, shall be made upon a Borrower’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing in the form attached hereto as Exhibit D (a “Notice of Borrowing”), which must be received by the Agent prior to 11:00 a.m. (Dallas, Texas time) (y) three Business Days prior to the requested Funding Date, in the case of LIBOR Rate Revolving Loans and (z) on the requested Funding Date, in the case of Base Rate Revolving Loans, specifying:

(A) the amount of the Borrowing, which in the case of LIBOR Rate Revolving Loans shall be in an amount that is not less than $1,000,000 or an integral multiple of $100,000 in excess thereof or in the case of Base Rate Revolving Loans shall be in an amount that is not less than $100,000 or an integral multiple of $10,000 in excess thereof;

(B) the requested Funding Date, which shall be a Business Day;

(C) whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans; provided that if such Borrower fails to specify whether any Revolving Loans are to be Base Rate Revolving Loans or LIBOR Rate Revolving Loans, such request shall be deemed a request for Base Rate Revolving Loans;

(D) the duration of the Interest Period if the requested Revolving Loans are to be LIBOR Rate Revolving Loans; provided that if such Borrower fails to select the duration of the Interest Period with respect to any requested LIBOR Rate Revolving Loans, such Borrower shall be deemed to have requested such Revolving Loans be made as LIBOR Rate Revolving Loans with an Interest Period of one month in duration; and

(E) whether the proceeds of such Borrowing are to be deposited to the Designated Account or sent by wire transfer to a third party, in which case such Borrower shall provide the Agent with wire transfer instructions satisfactory to the Agent;

provided, however, that with respect to the Borrowing to be made on the Closing Date, such Borrowing will consist of Base Rate Revolving Loans only.

(ii) With respect to any request for Base Rate Revolving Loans, excluding Autoborrow Loans, in lieu of delivering a Notice of Borrowing, a Borrower may give the Agent telephonic notice of such request for advances to the Designated Account not later than the required time specified in clause (i) preceding. The Agent at all times shall be entitled to rely on such telephonic notice in making any such Revolving Loans, regardless of whether any written confirmation is received by the Agent.

(iii) The Borrowers shall have no right to request a LIBOR Rate Revolving Loan while a Default or an Event of Default exists.

(iv) Autoborrow Loans shall be made pursuant to the agreement attached hereto as Exhibit G (the “Autoborrow Agreement”) and shall only be available as Base Rate Revolving Loans.

(d) Disbursement; Reliance Upon Authority. The Borrowers shall deliver to the Agent, prior to the Closing Date, a notice setting forth the deposit account of the Borrowers (the “Designated Account”) to which the Agent is authorized by the Borrowers to transfer the proceeds of the Revolving Loans requested hereunder. The Borrowers may designate a replacement Designated Account from time to time by written notice to the Agent; provided that Autoborrow Loans shall only be made as specified in the Autoborrow Agreement and may be refused at any time in the sole discretion of the Bank. Any designation by the Borrowers of the Designated Account must be reasonably acceptable to the Agent. The Agent is entitled to rely conclusively on any individual’s request for Revolving Loans on behalf of a Borrower, so long as the proceeds thereof are to be transferred to the Designated Account or according to such other instructions as may be provided to the Agent pursuant to Section 1.2(c)(i)(E). The Agent shall have no duty to verify the identity of any individual representing himself or herself as a person authorized by any Borrower to make such requests on its behalf.

(e) No Liability. The Agent shall not incur any liability to the Borrowers as a result of acting upon any notice referred to in Section 1.2(c) and Section 1.2(d), which the Agent reasonably believes to have been given by an officer or other person duly authorized by a Borrower to request Revolving Loans on its behalf or for otherwise acting under this Section 1.2. The crediting of Revolving Loans to the Designated Account, or wire transfer to such Person as a Borrower shall direct, shall conclusively establish the obligation of the Borrowers to repay such Revolving Loans as provided herein.

(f) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 1.2(c) shall be irrevocable and the Borrowers shall be bound to borrow the funds requested therein in accordance therewith.

(g) The Agent’s Election. Subject to the requirements of Section 1.2(i), promptly after receipt of a Notice of Borrowing (or telephonic notice in lieu thereof) other than a request for LIBOR Rate Revolving Loans, the Agent shall elect in its discretion to have the terms of Section 1.2(h) or Section 1.2(i) apply to such requested Borrowing. If the Bank declines in its sole discretion to make a Non-Ratable Loan pursuant to Section 1.2(i) the terms of Section 1.2(h) shall apply to the requested Borrowing.

(h) Making of Revolving Loans. If the Agent elects to have the terms of this Section 1.2(h) apply to a requested Borrowing or if the requested Borrowing is for a LIBOR Rate Revolving Loan, then promptly after receipt of a Notice of Borrowing or telephonic notice in lieu thereof, the Agent shall notify the Lenders by telecopy or telephone of the requested Borrowing. Each Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by the Agent, not later than 12:00 noon (Dallas, Texas time) on the applicable Funding Date. After the Agent’s receipt of all proceeds of such requested Borrowing, the Agent shall make the proceeds of such requested Borrowing available to the applicable Borrower on the applicable Funding Date by transferring same day funds to the Designated Account; provided, however, except as may otherwise be provided by this Agreement, the amount of Revolving Loans so made on any date shall not exceed the Availability on such date.

(i) Making of Non-Ratable Loans. Each Revolving Loan made solely by the Bank pursuant to this Section 1.2(i) is referred to hereinafter as a “Non-Ratable Loan”, and such Revolving Loans are collectively referred to as the “Non-Ratable Loans.” Each Non-Ratable Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Non-Ratable Loans outstanding at any time shall not exceed $5,000,000. Subject to the second proviso of Section 11.1(a), the Agent shall not request the Bank to make any Non-Ratable Loan if (A) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing or (B) the requested Borrowing would exceed the Availability on the applicable Funding Date. The Non-Ratable Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

(j) Making of Autoborrow Loans. Each Autoborrow Loan shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to the Bank solely for its own account. The aggregate amount of Autoborrow Loans outstanding at any time shall not exceed $5,000,000. Subject to the second proviso of Section 11.1(a), the Agent shall request the Bank to discontinue making Autoborrow Loans, and the Bank shall discontinue making Autoborrow Loans, if (A) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article 8 will not be satisfied on the requested Funding Date for the applicable Borrowing or (B) the requested Borrowing would exceed the Availability on the applicable Funding Date. The Autoborrow Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Revolving Loans and Obligations hereunder.

Section 1.3 Reserved.

Section 1.4 Letters of Credit.

(a) Agreement to Issue or Cause to Issue. Subject to the terms and conditions of this Agreement, the Agent agrees to cause the Letter of Credit Issuer to issue for the account of any of the Borrowers (whether one or more) one or more commercial/documentary and standby letters of credit (each a “Letter of Credit” and collectively, the “Letters of Credit”) from time to time during the term of this Agreement.

(b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit at any time if: (i) the maximum face amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from such Borrower in connection with the opening thereof would exceed the Availability at such time; or (iii) such Letter of Credit has an expiration date later than 30 days prior to the Stated Termination Date or more than twelve calendar months from the date of issuance for standby letters of credit and six calendar months from the date of issuance for commercial/documentary letters of credit, provided that any Letter of Credit issued hereunder may include an “evergreen” or automatic renewal provision of the type referenced in Section 1.4(d)(iii) without contravening the requirement contained in this Section 1.4(b)(iii).

(c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 8, the obligation of the Agent to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to the Agent:

(i) the Borrowers shall have delivered to the Letter of Credit Issuer, at such times and in such manner as the Letter of Credit Issuer may prescribe, an application in form and substance satisfactory to the Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form, terms, and purpose of the proposed Letter of Credit shall be satisfactory to the Agent and the Letter of Credit Issuer (provided that in the event any term of such application or any other document is inconsistent with the terms of this Agreement and the Letter of Credit Issuer is either the same Person as the Agent or any Lender then the terms of this Agreement shall be controlling); and

(ii) as of the date of issuance, no order of any court, arbitrator, or Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule, or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such proposed Letters of Credit.

(d) Issuance of Letters of Credit.

(i) Request for Issuance. Any Borrower that wishes to cause the issuance of a Letter of Credit must notify the Agent of such request for issuance at least three Business Days prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii) Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested issuance date of the Letter of Credit set forth in the notice from a Borrower pursuant to Section 1.4(d)(i), (A) the amount of the Unused Letter of Credit Subfacility and (B) the Availability as of such date. If the face amount of the requested Letter of Credit is not greater than the Unused Letter of Credit Subfacility and the amount of such requested Letter of Credit and all commissions, fees, and charges due from the Borrower in connection with the opening thereof does not exceed the

Availability, the Agent shall cause the Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.

(iii) Extensions and Amendments. The Agent shall not be obligated to cause the Letter of Credit Issuer to extend or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 1.4 are met as though a new Letter of Credit were being requested and issued. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal provision, each Lender shall be deemed to have consented to any such extension or renewal unless such Lender shall have provided to the Agent, written notice that it declines to consent to any such extension or renewal at least 30 days prior to the date on which the Letter of Credit Issuer is entitled to decline to extend or renew the Letter of Credit, provided that, notwithstanding the foregoing, if all of the requirements of this Section 1.4 are met and no Default or Event of Default has occurred and is continuing, no Lender may decline to consent to any such extension or renewal.

(e) Payments Pursuant to Letters of Credit.

(i) Payment of Letter of Credit Obligations. The Borrowers agree to reimburse the Letter of Credit Issuer immediately for any draw under any Letter of Credit and to pay the Letter of Credit Issuer the amount of all other charges and fees payable to the Letter of Credit Issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense, or other right which any Borrower may have at any time against the Letter of Credit Issuer or any other Person. Each drawing under any Letter of Credit shall constitute a request by the Borrower for whose account such Letter of Credit was issued for a Borrowing of a Base Rate Revolving Loan in the amount of such drawing. The Funding Date with respect to such Borrowing shall be the date of such drawing.

(ii) Existing Letters of Credit. All amounts payable by any Borrower in respect of any Existing Letter of Credit are hereby reaffirmed and continued in full force and effect. All obligations of any Borrower for payment in respect of any obligations in respect of Existing Letters of Credit, are hereby renewed, continued, and reaffirmed under the terms of this Agreement and the other Loan Documents.

(f) Indemnification; Exoneration; Power of Attorney.

(i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.4, each Borrower agrees to protect, indemnify, pay, and save the Lenders, the Agent, and the Letter of Credit Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable attorneys’ fees) which any Lender, the Agent, or the Letter of Credit Issuer may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit. The Borrowers’ obligations under this Section 1.4(f) shall survive payment of all other Obligations.

(ii) Assumption of Risk by the Borrowers. As among the Borrowers, the Lenders, the Agent, and the Letter of Credit Issuer, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders, the Agent, and the Letter of Credit Issuer shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit, provided that the foregoing shall not absolve the Letter of Credit Issuer for any matter described in this clause (I) caused by the Letter of Credit Issuer’s gross negligence or intentional misconduct. None of the foregoing shall affect, impair, or prevent the vesting of any rights or powers of the Agent, any Lender, or the Letter of Credit Issuer under this Section 1.4(f).

(iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Agent or any Lender (excluding any Lender in its capacity as the Letter of Credit Issuer) under or in connection with any of the Letters of Credit or any related matters shall result in any liability of the Agent or any Lender to any Borrower, or relieve such Borrower of any of its obligations hereunder to any such Person.

(iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit any Borrower’s rights, if any, with respect to the Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between such Borrower and the Letter of Credit Issuer.

(v) Account Party. Each Borrower hereby authorizes and directs the Letter of Credit Issuer to name any Borrower as the “Account Party” in any Letter of Credit and to deliver to the Agent all instruments, documents, and other writings and property received by the Letter of Credit Issuer pursuant to each such Letter of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with each such Letter of Credit or the application therefor.

(vi) Power of Attorney. In connection with all Inventory financed by any Letter of Credit, each Borrower hereby appoints the Agent, or the Agent’s designee, as its attorney, with full power and authority: (A) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts; (B) to sign such Borrower’s name on bills of lading and other negotiable and non-negotiable documents; (C) to clear Inventory through customs in the Agent’s or such Borrower’s name, and to sign and deliver to customs officials powers of attorney in such Borrower’s name for such purpose; (D) to complete in such Borrower’s or the Agent’s name, any order, sale, or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; and (E) to do such other acts and things as are necessary in order to enable the Agent to obtain possession or control of such Inventory and to obtain payment of the Obligations. Neither the Agent nor its designee, as such Borrower’s attorney, will be liable for any acts or omissions, nor for any error of judgment or mistakes of fact or law other than for gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until all Obligations have been paid and satisfied.

(vii) Control of Inventory. In connection with all Inventory financed by Letters of Credit, the Borrowers will, at the Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses, or others receiving or holding cash, checks, Inventory, documents, or instruments in which the Agent holds a security interest to deliver them to the Agent and/or subject to the Agent’s order, and if they shall come into any Borrower’s possession, to deliver them, upon request, to the Agent in their original form. The Borrowers shall also, at the Agent’s request, designate the Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(g) Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of Section 1.4(b) and Section 10.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Agent, for the benefit of the Agent and the Lenders, with respect to each such Letter of Credit then outstanding, as the Agent in its discretion shall specify, either (i) a standby letter of credit (a “Supporting Letter of Credit”), in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments to be made by the Agent and the Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit or (ii) cash in an amount necessary to reimburse the Agent and the Lenders for payments to be made by the Agent and the Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the benefit of the Agent and the Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

Section 1.5 Bank Products. Any Borrower may request and the Agent may, in its sole and absolute discretion, arrange for any Borrower to obtain Bank Products from the Bank or the Bank’s Affiliates although no Borrower is required to do so. To the extent Bank Products are provided by an Affiliate of the Bank, the Borrowers agree to indemnify and hold the Agent, the Bank, and the Lenders harmless from any and all costs and obligations now or hereafter incurred by the Agent, the Bank, or any of the Lenders which arise from any indemnity given by the Agent to its Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit any Borrower’s rights, with respect to the Bank or its Affiliates, if any, which arise as a result of the execution of documents by and between such Borrower and the Bank or its Affiliates which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. Each Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank or the Bank’s Affiliates (a) is in the sole and absolute discretion of the Bank or the Bank’s Affiliates and (b) is subject to all rules and regulations of the Bank or the Bank’s Affiliates.

Section 1.6 Existing Letters of Credit. On and after the Closing Date, the Existing Letters of Credit, if any, and related payment obligations (a) shall be deemed to have been issued under, and the payment obligations in respect thereof shall be governed by and have the benefits of, this Agreement and the other Loan Documents, provided that in the event any provision of any agreement between such Borrower and the Bank is inconsistent with this Agreement, the terms of this Agreement shall control and (b) shall be deemed included as Letters of Credit and payment obligations under the terms of this Agreement.

ARTICLE 2

INTEREST AND FEES

Section 2.1 Interest.

(a) Interest Rates. Subject to Section 2.3, all outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on accrued interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate, as applicable, plus the Applicable Margin as set forth below, but not to exceed the Maximum Rate. Any of the Revolving Loans, excluding Autoborrow Loans, may be converted into, or continued as LIBOR Rate Revolving Loans, subject to and in the manner provided in Section 2.2. If at any time Revolving Loans are outstanding with respect to which a Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, such Revolving Loans shall be Base Rate Revolving Loans and bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

(i) for all Base Rate Revolving Loans and other Obligations (other than LIBOR Rate Revolving Loans) at a fluctuating per annum rate equal to the lesser of (A) the Base Rate, plus the Applicable Margin or (B) the Maximum Rate; and

(ii) For all LIBOR Rate Revolving Loans at a per annum rate equal to the lesser of (A) the LIBOR Rate, plus the Applicable Margin or (B) the Maximum Rate.

Each change in the Base Rate shall be reflected in the interest rate described in clause (i) preceding as of the effective date of such change. Subject to Section 2.3, all interest charges shall be computed on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

(b) Default Rate. During the existence of any Default or Event of Default if the Agent or the Majority Lenders in their discretion so elect, then, while any such Default or Event of Default exists, the Obligations shall bear interest at a rate per annum equal to the lesser of (i) the Default Rate applicable thereto or (ii) the Maximum Rate.

(c) Interest Periods. After giving effect to any Borrowing, continuation, or conversion of any LIBOR Rate Revolving Loan, there may not be more than six different Interest Periods in effect hereunder.

Section 2.2 Continuation and Conversion Elections.

(a) A Borrower may upon irrevocable written notice to the Agent in accordance with Section 2.2(b), other than with respect to any Autoborrow Loans:

(i) elect, as of any Business Day, in the case of Base Rate Revolving Loans to convert any such Base Rate Revolving Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into LIBOR Rate Revolving Loans;

(ii) elect, as of any Business Day subject to Section 4.4, in the case of LIBOR Rate Revolving Loans to convert any such LIBOR Rate Revolving Loans (or any part thereof not being continued pursuant to clause (iii) following) into Base Rate Revolving Loans; or

(iii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Rate Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) as LIBOR Rate Revolving

Loans; provided that if at any time the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Revolving Loans shall, effective as of the expiration date of the applicable Interest Period, automatically convert into Base Rate Revolving Loans; provided, further, that if the notice shall fail to specify the duration of the Interest Period of any LIBOR Rate Revolving Loans, such Interest Period shall be one month.

provided, that if at any time the aggregate amount of LIBOR Rate Revolving Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Rate Revolving Loans shall automatically convert into Base Rate Revolving Loans; provided, further, that if the notice shall fail to specify the duration of the Interest Period of any LIBOR Rate Revolving Loan to result from any such continuation or conversion, such Interest Period shall be one month in duration.

(b) The Borrowers shall deliver a notice of continuation/conversion in the form of Exhibit E (a “Notice of Continuation/Conversion”) to the Agent not later than 11:00 a.m. (Dallas, Texas time) at least three Business Days in advance of the Continuation/Conversion Date, if any Revolving Loans, excluding Autoborrow Loans, are to be converted into or continued as LIBOR Rate Revolving Loans and specifying:

(i) the proposed Continuation/Conversion Date;

(ii) the Revolving Loans (or portions thereof) and the aggregate amount of such Revolving Loans to be converted or continued;

(iii) the type of Revolving Loans resulting from the proposed conversion or continuation; and

(iv) the duration of the requested Interest Period, provided, however, the Borrowers may not select an Interest Period that ends after the Stated Termination Date.

(c) If upon the expiration of any Interest Period applicable to LIBOR Rate Revolving Loans, the Borrowers have failed to timely select a new Interest Period to be applicable to such LIBOR Rate Revolving Loans or if any Default or Event of Default then exists, the Borrowers shall be deemed to have elected to convert such LIBOR Rate Revolving Loans into Base Rate Revolving Loans effective as of the expiration date of such Interest Period.

(d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Revolving Loans with respect to which such notice was given held by each Lender.

Section 2.3 Maximum Interest Rate. In no event shall any Interest Rate provided for in this Agreement exceed the Maximum Rate. If any Interest Rate, absent the limitation set forth in this Section 2.3, would otherwise exceed the Maximum Rate, then such Interest Rate shall be the Maximum Rate, and, if in the future, such Interest Rate would otherwise be less than the Maximum Rate, then such Interest Rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 2.3, have been paid or accrued if the Interest Rate otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by Requirements of Law, pay the Agent, for the account of the Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been paid or accrued if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have been paid or accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. Each of the Agent, each Lender, and each Borrower acknowledges, agrees, and declares that it is its intention to expressly comply with all Requirements of Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged, or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Requirement of Law) under the Loan Documents paid by any Borrower, received by the Agent, the Letter of Credit Issuer, or any Lender, agreed to be paid by any Borrower, or requested or demanded to be paid by the Agent, the Letter of Credit Issuer, or any Lender, exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section 2.3. In the event any such interest is paid to the Agent, the Letter of Credit Issuer, or any Lender by the Borrowers, or any of them, in an amount or at a rate which would exceed the Maximum Rate, the Agent, the Letter of Credit Issuer, or such Lender, as the case may be, shall automatically apply such excess to any unpaid amount of the Obligations other than interest, in the inverse order of maturity, or if the amount of such excess exceeds said unpaid amount, such excess shall be paid to the paying Borrowers or Borrower, as applicable. All interest paid, or agreed to be paid, by any Borrower, or taken, reserved, or received by the Agent, the Letter of Credit Issuer, or any Lender, shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, neither the Agent, the Letter of Credit Issuer, nor any Lender shall ever be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event the Agent, the Letter of Credit Issuer, or any Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of the Borrowers, or any of them, that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations and, if such principal balance is paid in full, any remaining excess shall forthwith be paid to the applicable Borrowers or Borrower. The Borrowers, the Agent, the Letter of Credit Issuer, and

the Lenders shall, to the maximum extent permitted under any Requirement of Law, (A) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (B) exclude prepayments, acceleration, and the effects thereof. Nothing in any Loan Document shall be construed or so operate as to require or obligate the Borrowers, or any of them, to pay any interest, fees, costs, or charges greater than is permitted by any Requirement of Law. Subject to the foregoing, the Borrowers hereby agree that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by the Borrowers or charged or received by the Agent, the Letter of Credit Issuer, or the Lenders pursuant to and in accordance with the Loan Documents, which may be deemed to be interest under any Requirement of Law, shall be deemed to be a rate which is agreed to and stipulated by the Borrowers and the Lenders in accordance with Requirements of Law.

Section 2.4 Unused Line Fee. Subject to Section 2.3, until the Revolving Loans have been paid in full and this Agreement terminated, the Borrowers agree to pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, on the last day of each March, June, September, and December and on the Termination Date, an unused line fee (the “Unused Line Fee”) equal to the Applicable Margin for the unused line fee percentage as provided by the definition of Applicable Margin multiplied by the amount by which the Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of the Revolving Loans and the average daily undrawn face amount of all outstanding Letters of Credit during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter after the Closing Date or on the Termination Date. Subject to Section 2.3, the Unused Line Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed. For purposes of calculating the Unused Line Fee pursuant to this Section 2.4, any payment received by the Agent (if received prior to 2:00 p.m. Dallas, Texas time) shall be deemed to be credited to the Borrowers’ Loan Account on the date such payment is received by the Agent.

Section 2.5 Letter of Credit Fee. Subject to Section 2.3, the Borrowers agree to pay to the Agent, for the account of the Lenders, in accordance with their respective Pro Rata Shares, for each Letter of Credit, a fee (the “Letter of Credit Fee”) equal to the Letter of Credit Fee Percentage, or during the existence of any Default or Event of Default the Default Rate with respect to Letters of Credit, multiplied by the undrawn face amount of each Letter of Credit, plus all out-of-pocket costs, fees, and expenses incurred by the Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Letter of Credit, which costs, fees, and expenses shall include a “fronting fee” in an amount equal to 0.25% of the face amount of such Letter of Credit, payable to the Letter of Credit Issuer on the date of issuance of each Letter of Credit. The Letter of Credit Fee shall be payable monthly in arrears on the first day of each month following any month in which a Letter of Credit was issued and/or in which a Letter of Credit remained outstanding and on the Termination Date. Subject to Section 2.3, the Letter of Credit Fee shall be computed on the basis of a 360 day year for the actual number of days elapsed.

Section 2.6 Other Fees. Subject to Section 2.3, the Borrowers agree to pay the Agent all other fees and expenses as set forth in the Agent’s Letter.

ARTICLE 3

PAYMENTS AND PREPAYMENTS

Section 3.1 Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, together with all other Obligations, including all accrued and unpaid interest thereon, on the Termination Date. The Borrowers may prepay the Revolving Loans at any time and reborrow subject to the terms of this Agreement; provided that with respect to any LIBOR Rate Revolving Loans prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Agent, for the account of the Lenders, the amounts described in Section 4.4. In addition, and without limiting the generality of the foregoing, upon demand the Borrowers shall pay to the Agent, for account of the Lenders, the aggregate amount by which the Aggregate Revolver Outstandings exceed the lesser of the Borrowing Base or the Maximum Revolver Amount. Accrued interest on the Revolving Loans shall be due and payable in arrears (a) in the case of Base Rate Revolving Loans, (i) on the last day of each March, June, September, and December and (ii) on the Termination Date and (b) in the case of LIBOR Rate Revolving Loans and with respect to each such Revolving Loan (i) on the last day of the Interest Period with respect thereto and (ii) on the Termination Date.

Section 3.2 Termination of Total Facility. The Borrowers may terminate this Agreement upon at least 10 Business Days prior written notice thereof to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, and the cancellation and return of all outstanding Letters of Credit (or alternatively, subject to Section 10.1, with respect to each such Letter of Credit, the furnishing to the Agent, in the Agent’s discretion, of a Supporting Letter of Credit or cash deposit, in each case in amounts and in the manner required by Section 1.4(g)), (b) the payment in full in cash of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (c) the payment in full of any amount due under Section 3.5.

Section 3.3 Reserved.

Section 3.4 Prepayments.

(a) The Borrowers may prepay the principal of the Revolving Loans, other than Autoborrow Loans, in whole or in part, at any time and from time to time in an amount not less than $500,000 or an amount that is an integral multiple of $50,000 in excess thereof with respect to Base Rate Revolving Loans, or in an amount not less than $1,000,000 or an amount that is an integral multiple of $100,000 in excess thereof with respect to LIBOR Rate Revolving Loans. The Borrowers shall prepay the Autoborrow Loans as specified in the Autoborrow Agreement.

(b) Immediately upon receipt by any Borrower or its Subsidiaries of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 7.9(a)), such Borrower shall prepay the Revolving Loans in an amount equal to all such proceeds, net of (i) commissions and other reasonable and customary transaction costs, fees, and expenses properly attributable to such transaction and payable by such Borrower in connection therewith (in each case, paid to non-Affiliates), (ii) transfer taxes,

(iii) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Liens hereunder), if any, and (iv) an appropriate reserve for income taxes in accordance with GAAP in connection therewith (“Net Proceeds”). Any such prepayment shall be applied in accordance with Section 3.8.

(c) No provision contained in this Section 3.4 shall constitute a consent to an asset disposition that is otherwise not permitted by the terms of this Agreement.

Section 3.5 LIBOR Rate Revolving Loan Prepayments. In connection with any prepayment, if any LIBOR Rate Revolving Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Borrowers shall pay to the Agent, for the benefit of the Lenders, the amounts described in Section 4.4.

Section 3.6 Payments by the Borrowers.

(a) All payments to be made by the Borrowers shall be made without setoff, recoupment, or counterclaim. Unless otherwise expressly provided herein, all payments by the Borrowers shall be made to the Agent, for the account of the Lenders, and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (Dallas, Texas time) on the date specified herein. Any payment received by the Agent after such time shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the provisions set forth in the definition of Interest Period, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

Section 3.7 Payments as Revolving Loans. At the election of the Agent, all payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for expenses pursuant to Section 13.7), and other sums payable under the Loan Documents, may be paid with the proceeds of Revolving Loans made hereunder whether made following a request by the Borrowers pursuant to Section 1.2 or pursuant to a deemed request as provided in this Section 3.7. The Borrowers hereby irrevocably authorize the Agent to charge the Loan Account for the purpose of paying all amounts from time to time due under the Loan Documents, including, without limitation, reimbursing expenses pursuant to Section 13.7, and agree that all such amounts charged shall constitute Revolving Loans (including Non-Ratable Loans) and that all such Revolving Loans shall be deemed to have been requested pursuant to Section 1.2.

Section 3.8 Apportionment, Application, and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Revolving Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent and the Letter of Credit Issuer and except as provided in Section 11.1(b). All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Revolving Loans, or not constituting payment of specific fees, and all proceeds of any Borrower’s Accounts or any other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements, then due to the Agent from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest due in respect of the Revolving Loans, including the Non-Ratable Loans and Autoborrow Loans, fourth, to pay or prepay principal of the Non-Ratable Loans and Autoborrow Loans, fifth, to pay or prepay principal of the Revolving Loans (other than the Non-Ratable Loans and Autoborrow Loans) and unpaid reimbursement obligations in respect of Letters of Credit, sixth, to pay an amount to the Agent equal to 100% of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit, and seventh, to the payment of any other Obligation, including any amount relating to Bank Products, due to the Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by a Borrower, or unless an Event of Default is in existence, neither the Agent nor any Lender shall apply any payment which it receives to any LIBOR Rate Revolving Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Rate Revolving Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans and, in any event, the Borrowers shall pay the LIBOR breakage losses in accordance with Section 4.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

Section 3.9 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent, any Lender, the Bank, or any Affiliate of the Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender and the Borrowers shall be liable to pay to the Agent and the Lenders, and each Borrower hereby indemnifies the Agent and the Lenders and holds the Agent and the Lenders harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 3.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s and the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.9 shall survive the termination of this Agreement.

Section 3.10 The Agent’s and the Lenders’ Books and Records; Monthly Statements. The Agent shall record the principal amount of the Revolving Loans owing to each Lender, the undrawn face amount of all outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Revolving Loans in its books and records. Failure by the Agent or any Lender to make any such notation shall not affect the obligations of the

Borrowers with respect to the Revolving Loans or the Letters of Credit. The Borrowers agree that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrowers a monthly statement of Revolving Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 3.8 and corrections of errors discovered by the Agent), unless a Borrower notifies the Agent in writing to the contrary within 30 days after such statement is rendered. In the event a timely written notice of objections is given by a Borrower, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.

ARTICLE 4

TAXES, YIELD PROTECTION, AND ILLEGALITY

Section 4.1 Taxes.

(a) Any and all payments by the Borrowers, or any of them, to the Agent or any Lender under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrowers shall pay all Other Taxes.

(b) The Borrowers agree to indemnify and hold harmless the Agent and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.1) paid by the Agent or any Lender and any liability (including penalties, interest, additions to tax, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Agent or any Lender makes written demand therefor.

(c) If the Borrowers shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to the Agent or any Lender, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this Section 4.1) the Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) the Borrowers shall make such deductions and withholdings;

(iii) the Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law; and

(iv) the Borrowers shall also pay to the Agent, for the account of each Lender, or each Lender at the time interest is paid, all additional amounts which the respective Lender specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after the date of any payment by the Borrowers of Taxes or Other Taxes, the Borrowers shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

(e) If the Borrowers are required to pay additional amounts to the Agent or any Lender pursuant to Section 4.1(c), then the applicable Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by the Borrowers which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

Section 4.2 Illegality.

(a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make LIBOR Rate Revolving Loans, then, on notice thereof by such Lender to the Borrowers through the Agent, any obligation of such Lender to make LIBOR Rate Revolving Loans shall be suspended until such Lender notifies the Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) If a Lender determines that it is unlawful to maintain any LIBOR Rate Revolving Loan, the Borrowers shall, upon receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Revolving Loans of such Lender then outstanding, together with accrued and unpaid interest thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBOR Rate Revolving Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Revolving Loans. If the Borrowers are required to so prepay any LIBOR Rate Revolving Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Revolving Loan.

Section 4.3 Increased Costs and Reduction of Return.

(a) If any Lender determines that due to either (i) the introduction of or any change in the interpretation of any law or regulation or (ii) the compliance by such Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding, or maintaining any LIBOR Rate Revolving Loans, then the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

(b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by such Lender or any corporation or other entity controlling such Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits, or obligations under this Agreement, then, upon demand of such Lender to the Borrowers through the Agent, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

Section 4.4 Funding Losses. The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make on a timely basis any payment of principal of any LIBOR Rate Revolving Loan;

(b) the failure of the Borrowers to (i) borrow any requested LIBOR Rate Revolving Loan, (ii) continue any LIBOR Rate Revolving Loan, or (iii) convert a Base Rate Revolving Loan to a LIBOR Rate Revolving Loan after any Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion with respect thereto (except as permitted by Section 4.5); or

(c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Rate Revolving Loans on a day that is not the last day of the relevant Interest Period;

including, without limitation, any expense or loss of interest income for the unexpired portion of the Interest Period resulting from the liquidation or reemployment of the affected funds or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.

Section 4.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan, or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Revolving Loan does not adequately and fairly reflect the cost to the Lenders of funding such Revolving Loan, the Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Revolving Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of a notice pursuant to the first sentence of this Section, the Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by any of them. If the Borrowers do not revoke any such Notice of Borrowing or Notice of Continuation/Conversion, the Lenders shall make, convert, or continue the Revolving Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by a Borrower, but such Revolving Loans shall be made, converted, or continued as Base Rate Revolving Loans instead of LIBOR Rate Revolving Loans.

Section 4.6 Certificates of the Agent. If any Lender claims reimbursement or compensation under this Article 4, the Agent shall determine the amount thereof and shall deliver to the Borrowers (with a copy to the affected Lender) a certificate setting forth in reasonable detail the amount payable to the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

Section 4.7 Survival. The agreements and obligations of the Borrowers in this Article 4 shall survive the payment of all other Obligations.

ARTICLE 5

BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

Section 5.1 Books and Records. The Borrowers shall maintain, at all times, correct and complete books, records, and accounts in which complete, correct, and timely entries are made of their transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Borrowers shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. The Borrowers shall maintain at all times books and records pertaining to the Collateral in such detail, form, and scope as the Agent or any Lender (through the Agent) shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts, (b) the return, rejection, repossession, stoppage in transit, loss, damage, or destruction of any Inventory, and (c) all other dealings affecting the Collateral.

Section 5.2 Financial Information. The Borrowers shall promptly furnish to the Agent, all such information regarding the Borrowers’ financial and business affairs as the Agent or any Lender (through the Agent) may reasonably request. Without limiting the foregoing, the

Borrowers will furnish, or cause to be furnished, to the Agent the following, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders (through the Agent) shall request:

(a) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event not later than 90 days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets and statements of income, cash flow, and stockholders’ equity for the Parent and its Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such Financial Statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such Financial Statements performed on a consolidated basis, accompanied by a report thereon, unqualified in any respect, of independent certified public accountants of national standing selected by the Parent. The Parent, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants’ services and having audited financial statements prepared by such accountants is for use by the Agent and the Lenders. Each Borrower hereby authorizes the Agent to communicate directly with its certified public accountants and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to the Borrowers and to discuss directly with the Agent the finances and affairs of the Borrowers. The Agent will endeavor to notify the Parent prior to or contemporaneously with initiating any such communication (such notification to suffice for any such communication and any subsequent communications reasonably related thereto), provided, that the Agent shall have no liability for any delay or failure in making any such notification.

(b) The Borrowers will furnish or cause to be furnished, as soon as available, but in any event not later than 45 days after the end of each Fiscal Quarter of the Parent, consolidated and consolidating unaudited balance sheets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter, and consolidated and consolidating unaudited statements of income and cash flow for the Parent and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its Subsidiaries as at the date thereof and for such periods, and, in each case, in comparable form, figures for the corresponding period in the prior Fiscal Year and in the Borrowers’ budget, and prepared in accordance with GAAP (other than for presentation of footnotes and subject to normal year-end audit adjustments) applied consistently with the audited Financial Statements required to be delivered pursuant to Section 5.2(a). The Parent shall certify by a certificate signed by its chief financial officer that all such Financial Statements have been prepared in accordance with GAAP and present fairly, subject to normal year-end adjustments, the financial position of the Parent and its Subsidiaries as at the dates thereof and its results of operations for the periods then ended.

(c) The Borrowers will furnish or cause to be furnished, with each of the annual audited Financial Statements delivered pursuant to Section 5.2(a), and with each of the unaudited Financial Statements delivered pursuant to Section 5.2(b), a certificate of the chief financial officer of the Parent in the form of Exhibit C (a “Compliance Certificate”) (i) setting forth in reasonable detail the calculations required to establish the Borrowers’ compliance with the covenants set forth in Section 7.22 through Section 7.27 during the period covered by such Financial Statements and as at the end thereof and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, except for those that speak as of a particular date, (B) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements, (D) describing and analyzing in reasonable detail all material trends, changes, and developments in each and all such Financial Statements, and (E) explaining the variances of the figures in the corresponding budgets and prior Fiscal Year Financial Statements. If such certificate discloses that a representation or warranty is not correct or complete, or that a covenant has not been complied with, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the Borrowers have taken or propose to take with respect thereto.

(d) The Borrowers will furnish, or cause to be furnished, not less than 30 days nor more than 60 days prior to the beginning of each Fiscal Year, annual forecasts prepared by the Parent (to include forecasted consolidated and consolidating balance sheets and statements of income and cash flow) for the Parent and its Subsidiaries as at the end of and for each Fiscal Quarter of such Fiscal Year. At the time of making any notification to the Agent pursuant to Section 5.3(h) the Borrowers will provide to the Agent such amendments, supplements or updates to any such forecasts as are necessary to cause such forecasts to represent the Borrowers’ good faith estimate of the future financial performance of the Borrowers for the periods following the date of any such notification.

(e) The Borrowers will furnish, or cause to be furnished, promptly after filing with the PBGC and the IRS, a copy of each annual report or other filing filed with respect to each Plan of any Borrower, if any.

(f) The Borrowers will furnish, or cause to be furnished, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by the Parent or any of its Subsidiaries with the Securities and Exchange Commission under the Exchange Act, and all reports, notices, or statements sent or received by the Parent or any of its Subsidiaries to or from the holders of any equity interests of the Parent or any of its Subsidiaries (other than (i) routine or non-material communications sent by shareholders of the Parent to the Parent or (ii) non-material communications sent by any of the Parent’s Subsidiaries to the Parent or any of the Parent’s Subsidiaries) or of any Debt of the Parent or any of its Subsidiaries registered under the Securities Act of 1933 or to or from the trustee under any indenture under which the same is issued.

(g) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event not later than fifteen days after any Borrower’s receipt thereof, a copy of all management reports and management letters prepared by any independent certified public accountants of the Parent or any other Borrower.

(h) The Borrowers will furnish, or cause to be furnished, promptly after their preparation, copies of any and all proxy statements, financial statements, and reports which the Parent makes available to its shareholders or any holder of any Debt.

(i) If requested by the Agent, the Borrowers will furnish, or cause to be furnished promptly after filing with the IRS, a copy of each federal income tax return filed by any Borrower.

(j) The Borrowers will furnish, or cause to be furnished, as soon as available, but in any event within 30 days of the end of each Fiscal Quarter and any other Fiscal Period in which the Aggregate Revolver Outstandings exceeded 75.0% of the Maximum Revolver Amount during such Fiscal Period, a Borrowing Base Certificate and supporting information in connection therewith.

(k) The Borrowers shall provide, or cause to be provided, to the Agent the following documents, in form reasonably satisfactory to the Agent, within fifteen days of any request by the Agent: (i) a schedule of each Borrower’s accounts receivable created since the last such schedule which (A) shall be as of the date of the most recent Borrowing Base Certificate delivered to the Agent, (B) shall be reconciled to the most recent Borrowing Base Certificate delivered to the Agent and such Borrower’s general ledger, and (C) shall set forth a detailed aged final balance of all then existing accounts receivable specifying the names, addresses and balances due for each Account Debtor obligated on an account receivable so listed; (ii) an aging of each Borrower’s accounts payable; (iii) a schedule identifying each location, if any, where any Collateral is located with a sales representative, agent, contractor or other Person under any bailee, consignee or warehouse arrangement, in each case setting forth, as of the last Business Day of the immediately preceding Fiscal Period, (A) the name and address of each such sales representative, agent, contractor or other Person and a description of the nature of any such arrangement and (B) the cost of such Inventory and the net book value of Fixed Assets at each such location, and including a representation that all actions have been taken to comply with Section 2.12(a) of the Security Agreements, as applicable, with respect to such Inventory; (iv) a current summary report of aged balances for each Account Debtor; (v) a schedule of Inventory itemizing and describing the kind, type and quantity of all Inventory, the cost thereof, and the location thereof; (vi) copies of invoices in connection with each Borrower’s Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, and shipping and delivery documents in connection with each Borrower’s Accounts and for Equipment acquired by each

Borrower, purchase orders, and invoices; (vii) a statement of the balance of each of the Intercompany Accounts; (viii) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (ix) with the delivery of each of the foregoing, a certificate of the Borrowers executed by a Responsible Officer of the Parent on behalf of all of the Borrowers certifying as to the accuracy and completeness of the foregoing. If any of the Borrowers’ records or reports of the Collateral are prepared by an accounting service or other agent, each Borrower hereby authorizes, and shall cause each other Borrower to authorize, such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

(l) The Borrowers will furnish, or cause to be furnished, copies of all statements, reports, notices, documents, and certificates furnished pursuant to the CapitalSource Subordinated Debt Agreement and not otherwise furnished to the Agent and/or the Lenders pursuant to this Agreement.

(m) The Borrowers will furnish, or cause to be furnished, such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of any Borrower or any Subsidiary of any Borrower.

(n) Promptly after the Borrower has notified the Agent of any intention by the Borrower to treat the Revolving Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), the Borrowers will furnish to the Agent and each Lender a duly completed copy of IRS Form 8886 or any successor form.

Section 5.3 Notices to the Agent and the Lenders. The Borrowers shall notify the Agent and the Lenders in writing of the following matters at the following times:

(a) immediately after becoming aware of any Default or Event of Default;

(b) immediately after becoming aware of the assertion by the holder of any Capital Stock of the Parent or the holder of any Debt of any Borrower that a default exists with respect thereto or that any Borrower is not in compliance with the terms thereof, or the written threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance;

(c) immediately after becoming aware of any event or circumstance which could have, or has resulted in, a Material Adverse Effect;

(d) immediately after becoming aware of any pending or threatened (in writing) action, suit, proceeding, or counterclaim by any Person, or any pending or threatened (in writing) investigation by a Governmental Authority, with respect to any amount in excess of $250,000 or which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(e) immediately after becoming aware of any actual of potential contingent liability in excess of $250,000 or which could reasonably be expected to have, or has resulted in, a Material Adverse Effect;

(f) immediately after becoming aware of any pending or threatened (in writing) strike, work stoppage, unfair labor practice claim, or other labor dispute affecting any Borrower which could have, or has resulted in, a Material Adverse Effect;

(g) immediately after becoming aware of any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting any Borrower which could have, or has resulted in, a Material Adverse Effect;

(h) immediately after becoming aware that any material assumption on which the Borrowers prepared and presented the Latest Projections is no longer valid;

(i) immediately after receipt of any notice of any violation by any Borrower of any Environmental Law which could reasonably be expected to have, or has resulted in, a Material Adverse Effect or that any Governmental Authority has asserted in writing that any Borrower is not in compliance with any Environmental Law or is investigating any Borrower’s compliance therewith;

(j) immediately after receipt of any written notice that any Borrower is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that any Borrower is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $250,000;

(k) immediately after receipt of any written notice of the imposition of any Environmental Lien against any property of any Borrower;

(l) immediately upon any change in any Borrower’s name as it appears in the state of its organization, state of organization, type of entity, organizational identification number, locations of Collateral (other than Collateral referenced in clause (i)(C) of Section 5.2(k)), or trade names under which such Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least 30 days prior thereto;

(m) within three Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that an ERISA Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL, or the PBGC with respect thereto;

(n) upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three Business Days after the filing thereof with the PBGC, the DOL, or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL, or the IRS with respect to each Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL, or the IRS with respect to any Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL, or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL, or the IRS, with respect to each Plan by either any Borrower or any ERISA Affiliate;

(o) upon request, copies of each actuarial report for any Plan or Multi-employer Plan and annual report for any Multi-employer Plan, and within three Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC’s intention to terminate a Plan or to have a trustee appointed to administer such Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability;

(p) within three Business Days after the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase any Borrower’s annual costs with respect thereto by an amount in excess of $500,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment in excess of $200,000 under Section 412 of the Code on or before the due date for such installment or payment;

(q) within three Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan;

(r) immediately upon becoming aware of any default or event of default or other breach or failure to perform under (a) any Subordinated Debt, Subordinated Note, or other Subordinated Debt Documents or (b) any claim is asserted against a Borrower alleging any occurrence described in clause (a) preceding; and

(s) immediately upon commencement of any proceedings contesting any tax, fee, assessment, or other governmental change in excess of $50,000.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that any Borrower or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

ARTICLE 6

GENERAL WARRANTIES AND REPRESENTATIONS

Each Obligated Party warrants and represents to the Agent and the Lenders as follows:

Section 6.1 Authorization, Validity, and Enforceability of this Agreement and the other Loan Documents; No Conflicts. Each Borrower has the power and authority to execute, deliver, and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant to the Agent Liens upon the Collateral. Each Borrower has taken all necessary action (including obtaining approval of its stockholders, partners, general partner(s), members, or other applicable equity owners, if necessary) to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by each Borrower, and constitute the legal, valid, and binding obligations of each Borrower, enforceable against it in accordance with their respective terms without defense, setoff, or counterclaim, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity. Each Borrower’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in or require the creation or imposition of any Lien upon the property of any Borrower by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, document, or instrument (including, without limitation, the Subordinated Debt Documents or any agreements entered into in connection therewith) to which such Borrower is a party or which is binding upon it, (b) any Requirement of Law applicable to such Borrower, or (c) the certificate or articles of incorporation, bylaws, limited liability company or partnership agreement, or other organizational or constituent documents, as the case may be, of such Borrower. The Borrowers’ entering into this Agreement and incurrence of the Obligations resulting from each Borrowing is not prohibited under any Subordinated Debt.

Section 6.2 Validity and Priority of Security Interest. The provisions of this Agreement, the Mortgages, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Borrower and all third parties, and having priority over all other Liens on the Collateral (a) except in the case of Liens described in clause (d), clause (e), and clause (f) of the definition of Permitted Liens to the extent any such Liens would have priority over the Agent’s Liens pursuant to any Requirement of Law and (b) except for Liens in certificated vehicles, and Liens perfected only by possession to the extent the Agent has not obtained or does not maintain possession of such Collateral.

Section 6.3 Reserved.

Section 6.4 Corporate Name; Prior Transactions. Except as set forth on Schedule 6.4, no Borrower has, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business. No Borrower has ever been known by or used any of the following names: Encore Medical Products, Inc., Encore Medical Supply, Encore Medical, Inc. a Michigan corporation, Encore Medical Staffing, Encore Medical Systems, Inc., Encore Medical Systems, Ltd., Encore Medical Technologies, Inc., and Encore Med Corp d/b/a Encore Med on Swan.

Section 6.5 Capitalization; Subsidiaries. Schedule 6.5 is a correct and complete list of the name and relationship to the Parent of each and all of the Parent’s Subsidiaries. Schedule 6.5 sets forth, as of the Closing Date, a true and complete listing of each class of authorized Capital Stock of each Subsidiary of the Parent, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (a) in the case of the Capital Stock of each such Subsidiary, is owned beneficially and of record by the Persons identified on Schedule 6.5 and (b) in the case of the Capital Stock of the Parent, each of the Persons owning, directly or indirectly, beneficially and of record, 5.0% or more of the outstanding Capital Stock of the Parent. The Parent and each of its Subsidiaries is duly incorporated, formed, or organized and validly existing in good standing under the laws of its state or other jurisdiction of incorporation, formation, or organization set forth on Schedule 6.5. The location of the chief executive office of the Parent and each of its Subsidiaries is at the address set forth with respect to each such Person on Schedule 6.5. The Parent and each of its Subsidiaries is qualified to do business and in good standing (as applicable) in each of the jurisdictions set forth on Schedule 6.5, as applicable, which are the only jurisdictions in which qualification is necessary for it to own or lease its property and conduct its business. The Parent and each of its Subsidiaries has all requisite power and authority to conduct its business and own its property.

Section 6.6 Financial Statements and Projections.

(a) The Parent has delivered to the Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, cash flow, and changes in stockholders’ equity for the Parent and its Subsidiaries as of December 31, 2002, and for the Fiscal Year then ended, accompanied by the report thereon of the Parent’s independent certified public accountants, KPMG LLP and the unaudited balance sheet and related statements of income and cash flow for the Parent and its Subsidiaries dated June 28, 2003. All such financial statements have been prepared in accordance with GAAP and fairly present the financial position of the Parent and its Subsidiaries as at the dates thereof and their results of operations for the periods then ended (except with respect to the financial statements dated June 28, 2003, for the absence of applicable footnotes and subject to normal year-end adjustments).

(b) The Latest Projections when submitted to the Agent and the Lenders as required herein represent the Borrowers’ good faith estimate of the future financial performance of the Borrowers for the periods set forth therein, except as may have been notified to the Agent pursuant to Section 5.3(g). The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Agent and the Lenders.

Section 6.7 Solvency. Each Borrower is Solvent prior to and after giving effect to the Borrowings to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing Date (including the inclusion of each Existing Letter of Credit as a Letter of Credit hereunder).

Section 6.8 Debt. After giving effect to the making of the Revolving Loans to be made on the Closing Date and the issuance of the Letters of Credit to be issued on the Closing

Date (including the inclusion of each Existing Letter of Credit as a Letter of Credit hereunder), the Borrowers have no Debt, except (a) the Obligations, (b) Debt described on Schedule 6.8, (c) the Subordinated Debt, and (d) other Debt entered into after the Closing Date as permitted by Section 7.13 and reflected in the Financial Statements delivered pursuant to Section 5.2.

Section 6.9 Distributions. As of the Closing Date, since June 28, 2003, no Distribution has been declared, paid, or made upon or in respect of any Capital Stock of the Parent.

Section 6.10 Real Estate; Leases. As of the Closing Date, Schedule 6.10 sets forth a correct and complete list of all Real Estate owned by each Borrower, all leases and subleases of real or personal property by each Borrower as lessee or sublessee (other than leases of personal property as to which it is lessee or sublessee for which the value of such personal property in the aggregate is less than $150,000), and all leases and subleases of real or personal property by each Borrower as lessor, or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no material default by any party to any such lease or sublease exists. Each Borrower has good and indefeasible title in fee simple to the Real Estate identified on Schedule 6.10 as owned by such Borrower, or valid leasehold interests in all Real Estate designated therein as “leased” by such Borrower, and each Borrower has good, indefeasible, and merchantable title to all of its other property reflected on the June 28, 2003 Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof, free of all Liens except Permitted Liens.

Section 6.11 Proprietary Rights. Schedule 6.11 sets forth a correct and complete list of all of each Borrower’s Proprietary Rights. None of the Proprietary Rights listed in Schedule 6.11 is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.11. The Proprietary Rights described on Schedule 6.11 constitute all of the property of such type necessary to the current and anticipated future conduct of the Borrowers’ business. To the best of each Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance, part, or other material now employed, or now contemplated to be employed, by any Borrower infringes in any material respect upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is, to the knowledge of any Borrower, pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard, or code is pending or, to the knowledge of any Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 6.12 Trade Names. All trade names or styles under which any Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 6.12.

Section 6.13 Litigation. There is no pending, or to the best of any Borrower’s knowledge threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Governmental Authority, or any basis for any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Labor Matters. As of the Closing Date, (a) there is no collective bargaining agreement or other labor contract covering employees of any Borrower, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or for any similar purpose, and (d) there is no pending or (to the best of any Borrower’s knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting any Borrower or its employees.

Section 6.15 Environmental Laws.

(a) Each Borrower has complied in all material respects with all Environmental Laws and no Borrower nor any of its presently or previously owned Real Estate or presently conducted or prior operations, is subject to any enforcement order from or liability agreement with any Governmental Authority or private Person respecting (i) compliance with any Environmental Law or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

(b) Each Borrower has obtained all permits necessary for its current operations under Environmental Laws, and all such permits are in good standing, and each Borrower is in compliance with all material terms and conditions of such permits.

(c) No Borrower nor to the best of any Borrower’s knowledge any of its predecessors in interest has in violation of any Environmental Law stored, treated, or disposed of any hazardous waste (as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law).

(d) No Borrower has received any summons, complaint, order, or similar written notice indicating that it is not currently in compliance with, or that any Governmental Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

(e) To the best of each Borrower’s knowledge, none of the present or past operations of any Borrower is the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.

(f) There is not now, nor to the best of any Borrower’s knowledge has there ever been, on or in the Real Estate of any Borrower in violation of Environmental Laws:

(i) any underground storage tanks or surface impoundments,

(ii) any asbestos-containing material, or

(iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers, or other equipment.

(g) No Borrower has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted Release or discharge of a Contaminant into the environment.

(h) No Borrower has entered into any negotiations or settlement agreements with any Person (including the prior owner of its property) imposing material obligations or liabilities on any Borrower with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

(i) None of the products manufactured, distributed, or sold by any Borrower contains asbestos containing material.

(j) No Environmental Lien has attached to the Real Estate of any Borrower.

Section 6.16 No Violation of Law. No Borrower is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation could reasonably be expected to have a Material Adverse Effect.

Section 6.17 No Default. No default, breach, or noncompliance exists under or with respect to any of the Subordinated Debt or any of the documents entered into in connection therewith. No Borrower is in default with respect to any other note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which such Borrower is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

Section 6.18 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. Each Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except for instances, if any, which together do not give rise to liability in excess of $1,000,000 in the aggregate, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) no Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) no Borrower nor any ERISA

Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan, and (v) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.19 Taxes. Each Borrower has filed all federal and other tax returns and reports required to be filed (or appropriate extensions have been timely filed), and has paid all federal and other taxes, assessments, fees, and other governmental charges levied or imposed upon it or its properties, income, or assets otherwise due and payable unless such unpaid taxes and assessments would constitute a Permitted Lien.

Section 6.20 Regulated Entities. No Borrower nor any Person controlling any Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, or a regulated entity under the Federal Power Act, the Interstate Commerce Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur indebtedness.

Section 6.21 Use of Proceeds; Margin Regulations. The proceeds of the Revolving Loans are to be used solely for the purposes specified in Section 7.28. No Borrower is engaged in the business of buying or selling Margin Stock or extending credit for the purpose of buying or carrying Margin Stock.

Section 6.22 No Material Adverse Change. No Material Adverse Effect has occurred since the latest date of the Financial Statements delivered to the Lenders referenced in Section 6.6.

Section 6.23 Full Disclosure. None of the representations or warranties made by any Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement, or certificate furnished by or on behalf of any Borrower in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 6.24 Material Agreements. As of the Closing Date, Schedule 6.24 sets forth all material agreements and contracts (other than the Loan Documents) of any Borrower which are required to be publicly disclosed pursuant to any Requirement of Law since the date of the Parent’s quarterly report for the Fiscal Quarter ended June 28, 2003. No Borrower is in default in the performance, observance, or fulfillment of any material obligation, covenant, or condition contained in any agreement, document, or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default, or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have a Material Adverse Effect.

Section 6.25 Bank Accounts. As of the Closing Date, Schedule 6.25 contains a complete and accurate list of all bank accounts maintained by each Borrower with any bank or other financial institution.

Section 6.26 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery, or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document except for those which have been duly obtained by the Borrowers, copies of which have been provided to the Agent, and for filing of financing statements and the Mortgages.

Section 6.27 Investment Property.

(a) Schedule 6.27 sets forth a correct and complete list of all Investment Property owned by each Borrower. Each Borrower is the legal and beneficial owner of such Investment Property, as so reflected, free and clear of any Lien (other than Permitted Liens), and has not sold, granted any option with respect to, assigned or transferred, or otherwise disposed of any of its rights or interest therein.

(b) To the extent any Borrower is the owner of or becomes the issuer of any Investment Property that is Collateral (each such Person which issues any such Investment Property being referred to herein as an “Issuer”): (i) the Issuer’s shareholders that are Borrowers and the ownership interest of each such shareholder are as set forth on Schedule 6.5, and each such shareholder is the registered owner thereof on the books of the Issuer; (ii) the Issuer acknowledges the Agent’s Lien; (iii) to the extent required to perfect the Agent’s Liens, such security interest, collateral assignment, lien, and pledge in favor of the Agent has been registered on the books of the Issuer for such purpose as of the date hereof; and (iv) the Issuer is not aware of any liens, restrictions, or adverse claims which exist on any such Investment Property other than the Agent’s Lien.

Section 6.28 Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of the Parent and each of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

Section 6.29 Subordinated Debt Documents. The Parent has delivered to the Agent true and correct copies of the Subordinated Debt Documents. The Parent has the corporate power and authority to enter into the Subordinated Debt Documents and to issue the Subordinated Notes and incur the Subordinated Debt evidenced thereby. The issuance by the Parent of the Subordinated Notes is exempt from registration under applicable federal and state securities laws.

Section 6.30 Side Agreements. No Borrower nor any Affiliate of any Borrower nor any director, officer, or employee of any Borrower or any Affiliate of any Borrower, respectively, has entered into, as of the date hereof, any side agreement, either oral or written, with any individual or business, pursuant to which any such Borrower, or any director, officer, employee, or Affiliate thereof agreed to do anything beyond the requirements of the formal, written contracts executed by the Borrowers and disclosed to the Agent herein.

Section 6.31 Affiliate Transactions. Except as set forth on Schedule 6.31, there are no existing or proposed agreements, arrangements, understandings or transactions between any Borrower and any of the officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates of any Borrower or any members of their respective immediate families, and none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, any Affiliate of any Borrower or any Person with which any Borrower has a business relationship or which competes with any Borrower (except that any such Persons may own stock in (but not exceeding 2.0% of the outstanding capital stock of) any publicly traded company that may compete with a Borrower.

Section 6.32 Food and Drug. Set forth on Schedule 6.32 is a correct and complete list of (a) all permits, licenses, and approvals that are required under the laws, rules, and regulations of the United States Food and Drug Administration that are applicable to the Borrowers (the “FDA Laws”) for the operation of the Borrowers’ business (collectively, the “FDA Permits”). Each Borrower has all applicable FDA Permits, all of which (a) are valid and in full force and effect, (b) have not been reversed, stayed, set aside, annulled, or suspended, (c) are not subject to any conditions or requirements that are not generally imposed on the holders thereof, and (d) constitute the only licenses, permits, authorizations, consents, and approvals required from United States Food and Drug Administration (the “FDA”) for the operation of the Borrowers’ business as currently conducted and as contemplated by the Loan Documents. Without limitation on the foregoing representations and warranties in this Section 6.32:

(a) each Borrower is in material compliance with all applicable FDA Laws, including, without limitation, current good manufacturing practice requirements;

(b) each Borrower is registered with the FDA, to the extent such registration is required by any FDA regulations, and each Borrower’s products, to the extent required by the FDA Laws, have been approved by the FDA or are the subject of a premarket notification to the FDA and order from the FDA declaring such product to be substantially equivalent to a legally marketed predicate device, to the extent such approval or premarket notification is required by FDA regulations;

(c) each Borrower has investigational exemptions for all products requiring such exemptions, and such products have not been and are not being sold or distributed outside the terms of such investigational exemptions;

(d) except as set forth on Schedule 6.32, there have been no “recalls,” “product corrections,” “removals,” “corrections,” “market withdrawals,” or “stock recoveries” as such terms are defined in the regulations promulgated under the Federal Food, Drug and Cosmetic Act with respect to the products during the five-year period preceding the date hereof;

(e) there are currently no adverse regulatory compliance issues or actions pending with the FDA and no FDA GMP audits conducted at any of the Borrowers’ facilities have resulted in any material adverse compliance enforcement actions;

(f) Schedule 6.32 contains a list of each Borrower that has received an ISO 9001 certification and ACE” certification;

(g) except as set forth on Schedule 6.32, there are no product liability claims pending, nor to the best knowledge of the Borrowers, threatened against any of the Borrowers; and

(h) no Borrower is required to obtain any permit, license, lease, power, franchise, certificate, authorization, approval, or other right required by any Governmental Authority.

Section 6.33 Tax Shelter Regulations. The Borrowers do not intend to treat the Revolving Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof. If any Borrower so notifies the Agent, the Borrowers acknowledge that one or more of the Lenders may treat the Revolving Loans and/or the Borrowers’ interest in Non-Ratable Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE 7

AFFIRMATIVE AND NEGATIVE COVENANTS

Each Borrower covenants to the Agent and each Lender that so long as any of the Obligations remain outstanding or this Agreement is in effect each Borrower will keep and perform each of the following covenants:

Section 7.1 Taxes and Other Obligations. Except as otherwise permitted by the terms of this Agreement, each Borrower shall (a) file when due all tax returns and other reports which it is required to file, (b) pay, or provide for the payment, when due, of all taxes, fees, assessments, and other governmental charges against it or upon its property, income, and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders (through the Agent), upon request, satisfactory evidence of its timely compliance with the foregoing, and (c) pay when due all Debt owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors, and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, such Borrower need not pay any tax, fee, assessment, or governmental charge (w) which it is contesting in good faith by appropriate proceedings diligently pursued, (x) for which it has established proper reserves as required under GAAP, (y) for which no Lien (other than a Permitted Lien) results from such non-payment, and (z) with respect to which any such tax, fee, assessment, or governmental charge in excess of $50,000, such Borrower has notified the Agent in writing of any contest described in clause (w) preceding.

Section 7.2 Legal Existence and Good Standing. Except with respect to any Borrower that merges into or consolidates with another Borrower as allowed by Section 7.9, each Borrower shall maintain its legal existence and its qualification and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing could reasonably be expected to have a Material Adverse Effect.

Section 7.3 Compliance with Law and Agreements; Maintenance of Licenses. Each Borrower shall comply in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act and all Environmental Laws). Each Borrower shall obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date. No Borrower shall modify, amend, or alter its certificate or articles of incorporation, bylaws, limited liability company operating agreement, limited partnership agreement, or other similar constituent documents other than in a manner which does not adversely affect the rights of the Lenders or the Agent under this Agreement or any of the other Loan Documents.

Section 7.4 Maintenance of Property; Inspection of Property.

(a) Each Borrower shall maintain all of its property necessary and useful in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

(b) The Borrowers shall permit representatives and independent contractors of the Agent (accompanied by any Lender which so elects with the consent of the Agent) to visit and inspect any of its properties, to examine its corporate, financial, and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances, and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as soon as may be reasonably desired, upon reasonable advance notice to such Borrower; provided, however, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Borrowers at any reasonable time and without advance notice. The costs of any such visits and inspections shall be paid by the Borrowers as provided in Section 13.7.

Section 7.5 Insurance.

(a) Each Borrower shall maintain with financially sound and reputable insurers having a rating of at least A+ or better by Best Rating Guide, insurance against: (i) loss or damage by fire with extended coverage; (ii) theft, burglary, pilferage, and loss in transit; (iii) public liability and third party property damage; (iv) larceny, embezzlement, or other criminal liability; (v) business interruption; and (vi) such other hazards or of such other types as is customary for Persons engaged in the same or similar business as such Borrower, all such insurance as the Agent, in its discretion, or acting at the direction of the Majority Lenders, shall specify, in amounts, and under policies acceptable to the Agent and the Majority Lenders. Without limiting the foregoing, in the event that any improved Real Estate covered by a Mortgage is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the applicable Borrower shall purchase and maintain flood insurance on such Real Estate and any Equipment and Inventory located on such Real Estate. The amount of such flood insurance will be reasonably determined by the Agent, and shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended. Each Borrower shall also maintain flood insurance for its Inventory and Equipment which is, at any time, located in a SFHA.

(b) For each of the insurance policies issued as required by this Section 7.5, each Borrower shall cause the Agent, for the benefit of the Agent and the Lenders, to be named as secured party or mortgagee and sole loss payee or additional insured, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than 30 days prior written notice to the Agent in the event of cancellation of such policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the insured Person or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Agent or any Lender (through the Agent), photocopies of the policies shall be delivered to the Agent, in each case, in sufficient quantity for distribution by the Agent to each of the Lenders. If any Borrower fails to procure (or cause to be procured) such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans.

Section 7.6 Insurance and Condemnation Proceeds. Each Borrower shall promptly notify the Agent and the Lenders of any material loss, damage, or destruction to the Collateral, whether or not covered by insurance. The Agent is hereby authorized to directly collect all insurance and condemnation proceeds in respect of Collateral and, in any event, the Borrowers shall deliver all such proceeds to the Agent for application to the Obligations in the manner provided for in Section 3.8.

Section 7.7 Environmental Laws.

(a) Each Borrower shall conduct its business in compliance with all Environmental Laws applicable to it, including those relating to the generation, handling, use, storage, and disposal of any Contaminant. Each Borrower shall take prompt and appropriate action to respond to any non-compliance with Environmental Laws and shall regularly report to the Agent on such response.

(b) Without limiting the generality of the foregoing, the Borrowers shall submit to the Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue concerning any Borrower or any of their respective properties or operations (whether past or present), if any. The Agent or any Lender may request, in which case the Borrowers will promptly furnish or cause to be furnished to the Agent, copies of technical reports prepared by any Borrower and its communications with any Governmental Authority to determine whether such Borrower is proceeding reasonably to correct, cure, or contest in good faith any alleged non-compliance or environmental liability. Each Borrower shall, at the Agent’s or the Majority Lenders’ request and at such Borrower’s expense, (i) retain an independent environmental engineer acceptable to the Agent to evaluate any site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a supplemental report of such engineer whenever the scope of the environmental problems (if any), or the response thereto or the estimated costs thereof, shall increase in any material respect.

Section 7.8 Compliance with ERISA. Each Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) make all required contributions to any Plan subject to Section 412 of the Code; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; and (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 7.9 Mergers, Consolidations, or Sales. Other than sales of Inventory in the ordinary course of business, no Borrower shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, license, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing; provided that notwithstanding the foregoing or any other provision of this Agreement, as long as no Default or Event of Default exists or would result therefrom and provided the Parent gives the Agent and the Lenders prior written notice:

(a) a Borrower, other than the Parent, may wind-up, dissolve, or liquidate if (i) its property is transferred to the Parent or another Borrower and (ii) the Person acquiring such property complies with its obligations under Section 7.30 and Section 7.31 hereof and Section 2.3 of the Security Agreement simultaneously with such acquisition;

(b) a Borrower, other than the Parent, may merge or consolidate with the Parent or another Borrower (provided the Parent is the survivor of any such merger or consolidation to which it is a party); and

(c) Subject to Section 3.4, a Borrower may enter into sales or other dispositions of its property consisting of:

(i) Equipment and Real Estate if (A) the Orderly Liquidation Value of such Equipment and the appraised fair market value of such Real Estate does not exceed $2,000,000 in the aggregate (net of the related sales costs, if any, of such Equipment and Real Estate) during the term of this Agreement for all of the Borrowers, collectively, (B) the Orderly Liquidation Value of such Equipment and the appraised fair market value of such Real Estate does not exceed $1,000,000 in the aggregate (net of the related sales costs, if any, of such Equipment and Real Estate) for all of the Borrowers, collectively, during any period of four consecutive Fiscal Quarters, (C) the Agent shall have received written notice of any such sale or disposition involving Equipment with an Orderly Liquidation Value and Real Estate having an appraised fair market value in excess of $250,000, and (D) the cash consideration received by the applicable Borrower at the time of any such sale or other disposition shall be not less than 50% of the total consideration received; and

(ii) subject to Section 3.4, sales allowed by Section 7.19.

The inclusion of proceeds in the definition of Collateral shall not be deemed to constitute the Agent’s or any Lender’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

Section 7.10 Distributions; Capital Change; Restricted Investments. No Borrower shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Permitted Distributions, (b) make any change in its capital structure which could have a Material Adverse Effect, or (c) make any Restricted Investment.

Section 7.11 Transactions Resulting in a Material Adverse Effect. No Borrower shall enter into any transaction which could be reasonably expected to result in a Material Adverse Effect.

Section 7.12 Guaranties. No Borrower shall make, issue, or become liable on any Guaranty, except Guaranties of the Debt allowed under Section 7.13.

Section 7.13 Debt. No Borrower shall incur or maintain any Debt, other than: (a) the Obligations; (b) the Debt described on Schedule 6.8; (c) Capital Leases of Equipment and purchase money secured Debt incurred to purchase Equipment; provided that (i) the Liens securing such Capital Leases and purchase money secured Debt shall attach only to the Equipment acquired by the incurrence of such Capital Leases and purchase money secured Debt and (ii) the aggregate amount of such Debt (including all Capital Leases at any time outstanding) outstanding does not exceed $2,000,000 at any time; (d) Debt evidencing a refunding, renewal, or extension of the Debt described on Schedule 6.8 and in clause (c) preceding; provided that (i) the principal amount thereof is not increased, (ii) the Liens, if any, securing such refunded, renewed, or extended Debt do not attach to any assets in addition to those assets, if any, securing the Debt to be refunded, renewed, or extended, (iii) no Person that is not an obligor or guarantor of such Debt as of the Closing Date shall become an obligor or guarantor thereof, and (iv) the terms of such refunding, renewal, or extension are, in the Agent’s reasonable discretion, no less favorable to such Borrower, the Agent, or the Lenders than the original Debt; (e) the Subordinated Debt in an aggregate principal amount outstanding at any time not in excess of $24,000,000; and (f) other unsecured Debt in an aggregate principal amount outstanding at any time not in excess of $2,000,000.

Section 7.14 Prepayment. No Borrower shall voluntarily prepay any Debt except (a) the Obligations or (b) the Subordinated Notes to the extent permitted pursuant to Section 2 of the Intercreditor Agreement.

Section 7.15 Transactions with Affiliates. Except as set forth below, no Borrower shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate that is not a Borrower, or lend or advance money or property to any Affiliate that is not a Borrower, or invest in (by capital contribution or otherwise) or purchase or repurchase any Capital Stock or indebtedness, or any property, of any Affiliate that is not a Borrower, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate that is not a Borrower. Notwithstanding the foregoing, if no Default or Event of Default is in existence or would result therefrom, any Borrower may engage in transactions with an Affiliate in the ordinary course of such Borrower’s business consistent with past practices and upon terms no less favorable to such Borrower than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate.

Section 7.16 Investment Banking and Finder’s Fees. No Borrower shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement other than pursuant to the Agent’s Letter. The Borrowers shall defend and indemnify the Agent and the Lenders against and hold them harmless from (a) all claims of any Person that any Borrower is obligated to pay any such fees and (b) all costs and expenses (including reasonable attorneys’ fees) incurred by the Agent and/or any Lender in connection therewith.

Section 7.17 Business Conducted. The Borrowers shall not engage, directly or indirectly, in any line of business other than the businesses in which the Borrowers are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto.

Section 7.18 Liens. No Borrower shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by it, except Permitted Liens. Other than as set forth in this Agreement or in connection with the creation or incurrence of any Debt under Section 7.13(c) no Borrower will enter into or become subject to any Negative Pledge; provided that any Negative Pledge entered into in connection with the creation of Debt under Section 7.13(c) shall be limited to the property subject to the purchase money Lien securing such Debt.

Section 7.19 Sale and Leaseback Transactions. No Borrower shall, directly or indirectly, enter into any arrangement with any Person providing for such Borrower to lease or rent property that such Borrower has sold or will sell or otherwise transfer to such Person.

Section 7.20 New Subsidiaries. No Borrower shall, without the written consent of the Agent and the Majority Lenders, directly or indirectly, organize, create, acquire, or permit to exist any Subsidiary other than those listed in Schedule 6.5. Without limiting the foregoing, promptly upon creation or acquisition of any Subsidiary of a Borrower, such Borrower shall propose to the Agent that such new Subsidiary become, and with the Agent’s and the Majority Lenders’ consent pursuant to Section 11.1 and Section 13.22 cause such Subsidiary to become a Borrower, and a Guarantor hereunder.

Section 7.21 Fiscal Year. No Borrower shall, without the written consent of the Agent and the Majority Lenders, change the last day of its Fiscal Year.

Section 7.22 Capital Expenditures. No Borrower shall make or commit to make any payments in any Fiscal Year on account of the purchase or lease of any assets that if purchased would constitute fixed assets or that if leased would constitute a Capital Lease, that in the aggregate for all of the Borrowers would exceed $5,500,000 during any Fiscal Year.

Section 7.23 Minimum EBITDA. The Borrowers shall not permit EBITDA, determined for the Parent and its Subsidiaries on a consolidated basis, for the preceding four Fiscal Quarters of the Parent, to be less than the amounts specified for the applicable dates as follows:

Fiscal Quarter End	Minimum EBITDA
The last day of the third and fourth Fiscal Quarters of the Fiscal Year ending December 31, 2003	$11,500,000

The last day of the each Fiscal Quarter of the Fiscal Year ending December 31, 2004	$12,500,000

The last day of the each Fiscal Quarter of the Fiscal Year ending December 31, 2005	$14,500,000

The last day of the first Fiscal Quarter of the Fiscal Year ending December 31, 2006 and each Fiscal Quarter ending thereafter	$15,000,000

Section 7.24 Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio, determined for the Parent and its Subsidiaries on a consolidated basis, as of the last day of any Fiscal Quarter, to be less than the amounts specified for the applicable dates as follows:

Fiscal Quarter End	Minimum Fixed Charge Coverage Ratio
The last day of the third Fiscal Quarter of the Fiscal Year ending December 31, 2003	1.02 to 1.00

The last day of the fourth Fiscal Quarter of the Fiscal Year ending December 31, 2003	1.15 to 1.00

The last day of the first Fiscal Quarter of the Fiscal Year ending December 31, 2004	1.25 to 1.00

The last day of the second Fiscal Quarter of the Fiscal Year ending December 31, 2004, and the last day of each Fiscal Quarter ending thereafter	1.50 to 1.00

Section 7.25 Total Debt to EBITDA Ratio. Total Debt to EBITDA Ratio. The Borrowers shall not permit the ratio of Total Debt to EBITDA, determined for the Parent and its Subsidiaries on a consolidated basis, as of the last day of any Fiscal Quarter, to be greater than 3.50 to 1.00.

Section 7.26 Reserved.

Section 7.27 Leases. At no time shall the sum of the aggregate amount of annualized payments on operating leases of the Borrowers during any Fiscal Year exceed $1,200,000.

Section 7.28 Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans for capital expenditures, acquisitions, working capital, and other lawful corporate purposes (not otherwise prohibited by this Agreement) in the ordinary course of business, and shall not use any portion of the Revolving Loan proceeds, directly or indirectly, (i) to buy or carry any Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to buy or carry any Margin Stock, (iii) to extend credit for the purpose of buying or carrying any Margin Stock, (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act or (v) to make any payment under or in respect of any Subordinated Debt if any Default or Event of Default is in existence, or would exist after giving effect to such Revolving Loan, or if, after giving effect to such Revolving Loan, Availability would be less than $0.

Section 7.29 Lenders as Depository. Each Borrower shall maintain the Bank as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

Section 7.30 Guaranties. Each Borrower, including any Person which becomes a Borrower after the Closing Date pursuant to the terms of this Agreement, shall guarantee payment and performance of the Obligations (other than Obligations owing by itself and excluding Existing Obligations in the case of any such guarantee by a Newly Obligated Borrower) pursuant to a Guaranty Agreement in form and substance satisfactory to the Agent, duly executed by each such Borrower. Each Borrower acknowledges and expressly agrees with the Agent and each Lender that the Guaranty by such Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower.

Section 7.31 Additional Collateral; Further Assurances.

(a) Subject to Requirements of Law, each Borrower shall cause any Subsidiary of the Parent to, upon the request of the Agent, (i) grant Liens to the Agent, for the benefit of the Agent and the Lenders, pursuant to such documents as the Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Agent may request to perfect the Liens of the Agent in any property of such Subsidiary (ii) execute a Guaranty of the Obligations, in form and substance satisfactory to the Agent, and (iii) in connection with the foregoing requirements, or either of them, deliver to the Agent all items of the type required by Section 8.1(a) (as applicable). Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, such Subsidiary shall automatically become a Borrower hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(b) In the event that any Borrower shall obtain executed “Junior Subordination Agreements” from any “Junior Lenders” as required by Section 7.1(m) of the CapitalSource Subordinated Debt Agreement, such Borrower shall do so only on the condition that the Debt of such Borrower to such Junior Lenders is subordinated to the Obligations to at least the same extent as the Subordinated Debt is subordinated to the Obligations, in each case on terms and conditions satisfactory to the Agent in its absolute discretion.

(c) Without limiting the foregoing, the Borrowers shall, and shall cause each of the Parent’s Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Agent such documents and agreements, and shall take or cause to be taken such actions as the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents.

ARTICLE 8

CONDITIONS OF LENDING

Section 8.1 Conditions Precedent to Making of Revolving Loans on the Closing Date. The obligation of the Lenders to make the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent and each Lender:

(a) The Agent shall have received each of the following documents, all of which shall be satisfactory in form and substance to the Agent and the Lenders:

(i) certified copies of the certificate of incorporation, certificate of limited partnership, or comparable organizational document of each of the Borrowers, with all amendments, if any, certified by the appropriate Governmental Authority of the state of each Borrower’s organization or formation, and the bylaws, regulations, operating agreement, limited partnership agreement, or similar governing agreement or document of each Borrower, in each case certified by the corporate secretary, general partner, or comparable authorized representative of such Borrower, as applicable as being true and correct and in effect on the Closing Date;

(ii) certificates of incumbency and specimen signatures with respect to each individual authorized to execute and deliver this Agreement and the other Loan Documents on behalf of each Borrower and each other Person executing any document, certificate, or instrument to be delivered in connection with this Agreement and the other Loan Documents and, in the case of each Borrower, to request Borrowings and the issuance of Letters of Credit;

(iii) a certificate evidencing the existence of each Borrower, and certificates evidencing the good standing of each Borrower, as applicable, in the jurisdiction of its organization and in each other jurisdiction in which it is required to be qualified as a foreign business entity to transact its business as presently conducted;

(iv) certified copies of all action taken by each Borrower and each other Person executing any document, certificate, or instrument to be delivered in connection with this Agreement and the other Loan Documents to authorize the execution, delivery, and performance of this Agreement, the other Loan Documents, and, with respect to the Borrowers, the Borrowings and the issuance of Letters of Credit;

(v) a certificate of each Borrower signed by a Responsible Officer: (A) stating that all of the representations and warranties made or deemed to be made under this Agreement are true and correct as of the Closing Date, after giving effect to the Revolving Loans to be made at such time and the application of the proceeds thereof and the issuance of any Letter(s) of Credit at such time, (B) stating that no Default or Event of Default exists, (C) specifying the account of the Borrowers which is the Designated Account, (D) certifying as to such other factual matters as may be reasonably requested by the Agent, and (E) attaching true and correct copies of the Subordinated Debt Documents;

(vi) with respect to any Letter of Credit to be issued, all documentation required by Section 1.4, duly executed;

(vii) a Revolving Note payable to the order of each Lender in the amount of its Commitment with respect thereto, duly executed and delivered by each Borrower, complying with the requirements of Section 1.2(b) and Section 1.3(c);

(viii) UCC financing statements and/or amendments to existing UCC financing statements (to the extent required) with respect to all Collateral as may be requested by the Agent, duly executed by the respective Borrowers, in all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Agent’s Lien therein and acknowledgment copies of proper financing statements, duly filed on or before the Closing Date under the UCC in each jurisdiction the Agent deems necessary or desirable in order to perfect the Agent’s Liens;

(ix) duly executed UCC termination statements or assignments and such other instruments, in form and substance satisfactory to the Agent, as shall be necessary to terminate and satisfy all Liens on the property of the Borrowers except Permitted Liens;

(x) a Copyright Security Agreement, a Patent Security Agreement, and a Trademark Security Agreement, as applicable, with respect to all Proprietary Rights, if any, owned by any Borrower which must be registered with any Governmental Authority to perfect the Agent’s Liens in such Proprietary Rights, duly executed by each Borrower, as applicable;

(xi) each Guaranty Agreement, duly executed and delivered by each Person required pursuant to Section 7.30;

(xii) the Security Agreements duly executed by each Borrower as applicable;

(xiii) the Autoborrow Agreement duly executed by each Borrower;

(xiv) (A) stock certificates and stock powers (duly executed in blank) for all Capital Stock (to the extent certificated) in each Subsidiary of the Parent, together with acknowledgments executed by the respective issuers thereof, in form and substance satisfactory to the Agent and (B) ”control” agreements (pursuant to the UCC), each duly executed, as the Agent may request with respect to any other Investment Property listed in Schedule 6.27;

(xv) the following with respect to each parcel of Real Estate owned by any Borrower:

(A) a Mortgage in proper form for recording in the jurisdiction in which such Real Estate covered thereby is located;

(B) ALTA or other mortgagee’s title policies, in form and substance satisfactory to the Agent, with respect to the Real Estate subject to the Mortgages;

(C) an environmental site assessment, in compliance with applicable Requirements of Law, prepared by a credentialed environmental consultant acceptable to the Agent;

(D) a boundary survey prepared and certified to the Agent by a credentialed surveyor acceptable to the Agent; and

(E) such other information, documentation, and certifications, in form and substance satisfactory to the Agent, as may be required by the Agent;

(xvi) [Reserved]

(xvii) a landlord’s or mortgagee’s waiver and consent agreement, or if the Agent consents, a landlord’s or mortgagee’s subordination and consent agreement, in form and substance reasonably acceptable to the Agent, duly executed on behalf of each landlord or mortgagee, as the case may be, of Real Estate on which any Collateral is located (provided that the Agent may, in its discretion, establish a Reserve with respect to any Collateral located on any Real Estate for which the Agent has not received an acceptable waiver and consent or subordination and consent agreement);

(xviii) signed opinions of counsel for the Borrowers, opining as to such matters in connection with the transactions contemplated by this Agreement as the Agent may reasonably request, each such opinion to be in a form, scope, and substance satisfactory to the Agent, the Lenders, and their respective counsel;

(xix) the Agent shall have received evidence, in form, scope, and substance, reasonably satisfactory to the Agent, of all insurance coverage as required by this Agreement; and

(xx) such other documents and instruments as the Agent or any Lender (through the Agent) may reasonably request.

(b) All representations and warranties made hereunder and in the other Loan Documents shall be true and correct.

(c) No Default or Event of Default shall exist or would exist after giving effect to the Revolving Loans to be made and the Letters of Credit to be issued.

(d) The Borrowers shall have paid all fees and expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced.

(e) All proceedings taken in connection with the execution of this Agreement, the other Loan Documents, and all documents and papers relating thereto shall be satisfactory in form, scope, and substance to the Agent and the Lenders.

(f) Without in any way limiting Section 2.3 of the Security Agreements, the Agent shall have received any warehouse receipts, consent and control agreements, subordination agreements, or other documentation the Agent determines in its sole discretion are necessary to perfect the Agent’s Liens in any Inventory or other Collateral in the possession of any warehouseman.

(g) Without limiting the generality of the items described above, each of the Borrowers and each other Person guaranteeing or securing payment of the Obligations shall have delivered or caused to be delivered to the Agent (in form and substance reasonably satisfactory to the Agent), the financial statements, instruments, resolutions, documents, agreements, certificates, opinions and other items required by the Agent and the Lenders (through the Agent).

The acceptance by the Borrowers of any Revolving Loans made or Letters of Credit issued on the Closing Date shall be deemed to be a representation and warranty made by the Borrowers to the effect that all of the conditions precedent to the making of such Revolving Loans or issuance of such Letters of Credit have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrowers, dated the Closing Date, to such effect. Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (x) all conditions precedent in this Section 8.1 have been fulfilled to the satisfaction of such Lender, (y) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 8.1, and (z) all documents sent to such Lender for approval, consent, or satisfaction were acceptable to such Lender.

Section 8.2 Conditions Precedent to Each Revolving Loan. The obligation of the Lenders to make each Revolving Loan, including the initial Revolving Loans on the Closing Date, and the obligation of the Agent to cause the Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit the following statements shall be true, and the acceptance by the Borrowers of any extension of credit shall be deemed to be a statement to the effect set forth in clause (a), clause (b), and clause (c) following with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer of the Borrowers, dated the date of such extension of credit, stating that:

(a) the representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty;

(b) no event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default;

(c) no event has occurred and is continuing, or would result from such extension of credit, which has had or would have a Material Adverse Effect; and

(d) The Agent shall have received satisfactory evidence that the Agent has a valid, exclusive (other than Permitted Liens), and perfected first priority security interest, lien, collateral assignment, and pledge as of such date in all Collateral as security for all Obligations (excluding Existing Obligations in the case of property owned by a Newly Obligated Borrower), to the extent any such Liens may be perfected under the UCC (but excluding any Liens on vehicles for which a certificate of title has been issued and Liens perfected solely by possession, but only to the extent the Agent has not requested perfection of its Liens in such vehicles or possession of such Collateral), in each case in form and substance satisfactory to the Agent; provided that upon the Agent’s request, the Borrowers shall provide any additional agreement, document, instrument, certificate, or other item relating to any other Collateral as may be required for perfection under any Requirement of Law.

Except as provided by Section 11.1(a), no Borrowing or issuance of any Letter of Credit shall exceed the Availability, provided, however, that the foregoing conditions precedent are not conditions to the requirement for each Lender participating in or reimbursing the Bank or the Agent for such Lenders’ Pro Rata Share of any Non-Ratable Loan made in accordance with the provisions of Section 1.2(i) or Autoborrow Loan made in accordance with the Autoborrow Agreement.

ARTICLE 9

DEFAULT; REMEDIES

Section 9.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:

(a) any failure by the Borrowers to pay the principal of or interest or premium on any of the Obligations or any fee or other amount owing hereunder when due, whether upon demand or otherwise;

(b) any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Loan Document, any Financial Statement, or any certificate furnished by any Borrower at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c) any default shall occur in the

(i) observance or performance of any of the covenants and agreements contained in clauses (a), (b), (c), (d), (g), (j), and (k) of Section 5.2, Section 7.2 (insofar as it requires the preservation of the existence of the Borrowers), or Section 7.9 through Section 7.30,

(ii) observance or performance of any of the covenants and agreements contained in clauses (e), (f), (h), (i), and (l) of Section 5.2, Section 5.3, or Section 7.31 and such default shall continue for five days or more, or

(iii) observance or performance of any of the other covenants or agreements contained in this Agreement other than as referenced in clause (a), clause (b), clause (i), and clause (ii) preceding, clause (d) and clause (r) following, and any other Loan Document, or any other agreement entered into at any time to which any Borrower and the Agent or any Lender are party (including in respect of any Bank Products) and such default shall continue for more than fifteen days, or if any such agreement or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent and the Majority Lenders) or become void or unenforceable without the written consent of the Agent and the Majority Lenders;

(d) any default shall occur with respect to any Debt (other than the Obligations) of the Borrowers in an outstanding principal amount which exceeds $250,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Borrower, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate or to permit the holders of any such Debt to accelerate, the maturity of any such Debt, or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

(e) any Borrower shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement, or readjustment of its debts or for any other relief under the Bankruptcy Code or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action, or proceeding, (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for it or for all or any part of its property, (iii) make an assignment for the benefit of its creditors, or (iv) be unable generally to pay its debts as they become due;

(f) an involuntary petition or proposal shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation, or readjustment of the debts of any Borrower or for any other relief under the Bankruptcy Code or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and such petition or proceeding shall not be dismissed within 30 days after the filing or commencement thereof or an order of relief (or comparable order under any other Requirement of Law) against any Borrower shall be entered with respect thereto;

(g) a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee, or similar officer for any Borrower or for all or any part of its property shall be appointed or a warrant of attachment, execution, or similar process shall be issued against any part of the property of any Borrower;

(h) any Borrower shall file a certificate of dissolution under any Requirement of Law or shall be liquidated, dissolved, or wound-up (except in a transaction allowed under Section 7.9) or shall commence or have commenced against it any action or proceeding for dissolution, winding-up, or liquidation, or shall take any corporate action in furtherance thereof;

(i) all or any material part of the property of any Borrower shall be nationalized, expropriated, condemned, seized, or otherwise appropriated, or custody or control of such property or of any Borrower shall be assumed by any Governmental Authority or any court of competent jurisdiction at the instance of any Governmental Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

(j) any Loan Document, including any Guaranty of the Obligations, shall be terminated, revoked, or declared void or invalid or unenforceable or challenged by any Borrower or any other obligor or any material provision of any Loan Document for any reason ceases to be valid, binding, and enforceable in accordance with its terms;

(k) one or more judgments, orders, decrees, or arbitration awards is entered against any Borrower involving liability in the aggregate for all of the Borrowers (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents, or conditions, of $250,000 or more, and the same shall remain unsatisfied, unvacated, and unstayed pending appeal for a period of 30 days after the entry thereof;

(l) any loss, theft, damage, or destruction of any item or items of Collateral or other property of any Borrower occurs which could reasonably be expected to cause a Material Adverse Effect and is not adequately covered by insurance;

(m) there is filed against any Borrower any action, suit, or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit, or proceeding (i) is not dismissed within 120 days and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral;

(n) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of any Collateral intended to be secured thereby ceases to be, or is not, valid, perfected, and prior to all other Liens (other than Permitted Liens which are expressly permitted to have priority over the Agent’s Liens) or is terminated, revoked, or declared void;

(o) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multi-employer Plan, or the PBGC in an aggregate amount in excess of $500,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $500,000; or (iii) any Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $500,000;

(p) there occurs a Change of Control;

(q) there occurs an event having a Material Adverse Effect;

(r) any breach, noncompliance, default or event of default (however defined), or other violation occurs under any of the Subordinated Debt Documents.

Section 9.2 Remedies.

(a) If a Default or an Event of Default exists, the Agent may, in its discretion, and shall, at the direction of the Majority Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower: (i) reduce the Maximum Revolver Amount, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce or increase one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to provide Letters of Credit. If an Event of Default exists, the Agent shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any Borrower: (A) terminate the Commitments and this Agreement; (B) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Section 9.1(e), Section 9.1(f), Section 9.1(g), or Section 9.1(h), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind; (C) require the Borrower to cash collateralize all outstanding Obligations outstanding with respect to Letters of Credit; and (D) pursue its other rights and remedies under the Loan Documents and applicable law.

(b) If an Event of Default has occurred and is continuing: (i) the Agent shall have, for the benefit of the Agent and the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents and the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on any Borrower’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or any Borrower shall, upon the Agent’s demand, at such Borrower’s cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit, or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Agent of sale, disposition, or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to the Borrowers if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten days prior to such action to the Borrowers’ address specified in or pursuant to Section 13.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any Borrower. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives: (A) the posting of any bond, surety, or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Borrower agrees that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each Borrower’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising, or selling any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including Attorney Costs, and then to the Obligations. The Agent will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency.

(c) If an Event of Default occurs and is continuing, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to replevy, attach, or levy upon the Collateral without notice or hearing.

ARTICLE 10

TERM AND TERMINATION

Section 10.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Majority Lenders may terminate this Agreement, without notice to the Borrowers, during the existence of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest, and any early termination or prepayment fees or penalties but excluding indemnification obligations to the extent no claim with respect thereto has been asserted and remains unsatisfied) shall become immediately due and payable and the Borrowers shall immediately arrange for the cancellation and return of all Letters of Credit then outstanding. Notwithstanding the termination of this Agreement, until all Obligations are indefeasibly paid and performed in full in cash, the Borrowers shall remain bound by the terms of this Agreement and the other Loan Documents and shall not be relieved of any of their Obligations hereunder or under any other Loan Document, and the Agent and the Lenders shall retain all their rights and remedies hereunder and under the other Loan Documents (including, without limitation, the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).

ARTICLE 11

AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

Section 11.1 Amendments and Waivers.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) and the Borrowers (which may be evidenced by the signature of the Parent pursuant to Section 13.21) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrowers and acknowledged by the Agent, do any of the following:

(i) increase or extend the Commitment of any Lender;

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees (other than fees payable to the Agent solely for the Agent’s benefit), or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(iii) reduce the principal of, or the rate of interest specified herein on any Revolving Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

(iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans which is required for the Lenders or any of them to take any action hereunder;

(v) increase any of the percentages set forth in the definition of the Borrowing Base;

(vi) amend this Section 11.1 or any provision of this Agreement providing for consent or other action by all of the Lenders;

(vii) release Collateral other than as permitted by Section 12.11;

(viii) change the definition of “Majority Lenders”; or

(ix) increase the Maximum Revolver Amount or the Letter of Credit Subfacility;

provided, however, the Agent may, in its sole discretion and notwithstanding the limitations contained in clause (v) and clause (ix) preceding and any other terms of this Agreement, make Non-Ratable Loans in accordance with Section 1.2(i) and Autoborrow Loans in accordance with the Autoborrow Agreement and, provided, further, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent under this Agreement or any other Loan Document and, provided, further, that Schedule A-1 (“Commitments”) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith.

(b) If any fees are paid to the Lenders as consideration for amendments, waivers, or consents with respect to this Agreement, at the Agent’s election, such fees may be paid only to those Lenders that agree to such amendments, waivers, or consents within the time specified for submission thereof.

(c) If, in connection with any proposed amendment, waiver, or consent (a “Proposed Change”) requiring the consent of all of the Lenders, the consent of the Majority Lenders is obtained, but the consent of the other Lenders is not obtained (any such Lender whose consent is not obtained as described in this clause (c) being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, at the Borrowers’ request the Agent (in its individual capacity as a Lender) or an Eligible Assignee (with the Agent’s approval) shall have the right (but not the obligation) to purchase from each Non-Consenting Lender, and each Non-Consenting Lender agrees that it shall sell, such Non-Consenting Lender’s Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to an Assignment and Acceptance, without premium or discount.

Section 11.2 Assignments; Participations.

(a) Any Lender may, with the written consent of the Agent (which consent shall not be unreasonably withheld) and, so long as no Default or Event of Default exists, of the Borrower (which consent shall not be unreasonably be withheld), assign and delegate to one or more Eligible Assignees (provided that no consent of the Agent or the Borrower shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender) (each an “Assignee”) all, or any ratable part of all, of the Revolving Loans, the Commitments, and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000 (provided that, unless an assignor Lender has assigned and delegated all of its Revolving Loans and Commitments, no such assignment and/or delegation shall be permitted unless, after giving effect thereto, such assignor Lender retains a Commitment in a minimum amount of $5,000,000); provided, however, that the Borrowers and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to the Borrowers and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Borrower and the Agent an Assignment and Acceptance in the form of Exhibit F (an “Assignment and Acceptance”) together with any Revolving Note or Revolving Notes subject to such assignment, and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500. The Borrowers agree to promptly execute and deliver new or replacement Revolving Notes as reasonably requested by the Agent to evidence assignments of the Revolving Loans and Commitments in accordance herewith.

(b) From and after the date that the Agent notifies the assignor Lender that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by the Borrowers to the Agent or any Lender in the Collateral; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this

Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental power, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon satisfaction of the requirements of Section 11.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more Participants participating interests in any Revolving Loans, the Commitment of that Lender, and the other interests of that Lender (the “originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Section 11.1(a)(i), Section 11.1(a)(ii), and Section 11.1(a)(iii), and (v) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.

(f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR ‘203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE 12

THE ADMINISTRATIVE AGENT

Section 12.1 Appointment and Authorization. Each Lender hereby designates and appoints the Bank (acting in its capacity as the Agent) as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article 12. Without limiting the foregoing, each Lender acknowledges and confirms that the Agent’s execution and delivery of the Intercreditor Agreement is sufficient to bind all of the Lenders thereto and that such Lender is expressly intended to be treated as, and shall be entitled to be treated as, a third party beneficiary thereto. The provisions of this Article 12 are solely for the benefit of the Agent and the Lenders and the Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.10 and Section 12.11. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “Agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Borrowing Base and (b) the exercise of remedies pursuant to Section 9.2, and any action so taken or not taken shall be deemed consented to by the Lenders.

Section 12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 12.3 Liability of the Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation, or warranty made by any Borrower or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any Borrower’s Affiliates.

Section 12.4 Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to any Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders (or all Lenders if so required by Section 11.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

Section 12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Lenders in accordance with Article 9; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

Section 12.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of the Borrowers. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of any Borrower which may come into the possession of any of the Agent-Related Persons.

Section 12.7 Indemnification. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL UPON DEMAND INDEMNIFY THE AGENT-RELATED PERSONS (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF THE BORROWERS AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWERS TO DO SO), IN ACCORDANCE WITH THEIR PRO RATA SHARES, FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES; PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO THE AGENT-RELATED PERSONS OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES (AS DEFINED HEREIN) RESULTING SOLELY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

Section 12.8 The Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Affiliates as though the Bank were not the Agent hereunder and without notice to or consent of the Lenders. The Bank or its Affiliates may receive information regarding any Borrower or its Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of any such Borrower or Affiliate), and the Lenders acknowledge that the Agent and the Bank shall be under no obligation to provide such information to the Lenders. With respect to its Revolving Loans, the Bank as a Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.

Section 12.9 Successor Agent. The Agent may resign as Agent upon at least 30 days prior notice to the Lenders and the Borrowers, such resignation to be effective upon the acceptance of a successor agent to its appointment as the Agent. In the event the Bank sells all of its Commitments and Revolving Loans as part of a sale, transfer, or other disposition by the

Bank of substantially all of its loan portfolio, the Bank shall resign as the Agent and such purchaser or transferee shall become the successor Agent hereunder. Subject to the foregoing, if the Agent resigns (the “resigning Agent”) under this Agreement, the Majority Lenders, with the consent of the Borrowers if no Default or Event of Default exists, which consent shall not be unreasonably withheld, shall appoint from among the Lenders a successor agent for the Lenders (the “successor Agent”). If no successor Agent is appointed prior to the effective date of the resignation of the resigning Agent, the resigning Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from among the Lenders. Upon the acceptance of its appointment as the successor Agent, the successor Agent shall succeed to all the rights, powers, and duties of the resigning Agent and the term “Agent” shall mean the successor Agent and the resigning Agent’s appointment, powers, and duties as the Agent shall be terminated. After any resigning Agent’s resignation hereunder as the Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

Section 12.10 Withholding Tax.

(a) If any Lender is a “foreign corporation, partnership, or trust” within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent and the Parent:

(i) if such Lender claims an exemption from, or a reduction of, withholding tax under a U.S. tax treaty, two properly completed and executed IRS Forms W-8BEN and W-8ECI before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii) if such Lender claims that interest paid under this Agreement is exempt from U.S. withholding tax because it is effectively connected with a U.S. trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii) such other form or forms as may be required under the Code or other laws of the U.S. as a condition to exemption from, or reduction of, U.S. withholding tax.

Such Lender agrees to promptly notify the Agent and the Parent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a U.S. tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent and the Parent of the percentage amount in which it is no longer the beneficial owner of Obligations owing to such Lender. To the extent of such percentage amount, the Agent and the Parent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender claiming exemption from U.S. withholding tax by filing IRS Form W-8ECI with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent or any Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by clause (a) preceding are not delivered to the Agent and the Parent, then the Agent or any Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the U.S. or other jurisdiction asserts a claim that the Agent or any Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent or any Borrower of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent or any Borrower fully for all amounts paid, directly or indirectly, by the Agent or any Borrower as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 12.10, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this clause (e) shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 12.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full of all Revolving Loans and reimbursement obligations in respect of Letters of Credit, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations; (ii) constituting property being sold or disposed of if the Borrower disposing of such property certifies to the Agent that the sale or disposition is made in compliance with Section 7.9 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to a Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement. Upon request by the Agent or the Borrowers at any time, the Lenders will confirm in writing the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral pursuant to this Section 12.11.

(b) Upon receipt by the Agent of any authorization required pursuant to Section 12.11(a) from the Lenders of the Agent’s authority to release any Agent’s Liens upon particular types or items of Collateral, and upon at least five Business Days prior written request by the Borrowers, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent’s Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.

Section 12.12 Restrictions on Actions by the Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of all Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of all Lenders, setoff against the Obligations, any amounts owing by such Lender to any Borrower or any accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Borrower, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations owing to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the

Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

Section 12.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens, for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other Requirement of Law can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

Section 12.14 Payments by the Agent to the Lenders. All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Closing Date (or if such Lender is an Assignee, delivered with or in the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest on the Revolving Loans or otherwise. Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

Section 12.15 Settlement.

(a) Each Lender’s funded portion of the Revolving Loans is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Revolving Loans. Notwithstanding such agreement, the Agent, the Bank, and the Lenders agree (which agreement shall not be for the benefit of or enforceable by the

Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, including the Non-Ratable Loans and Autoborrow Loans shall take place on a periodic basis in accordance with the following provisions:

(i) The Agent shall request settlement (a “Settlement”) with the Lenders on at least a weekly basis, or on a more frequent basis at the Agent’s election, (A) on behalf of the Bank, with respect to each outstanding Non-Ratable Loan and (B) with respect to payments received, in each case, by notifying the Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (Dallas, Texas time) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Bank in the case of the Non-Ratable Loans) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Non-Ratable Loans with respect to which Settlement is requested to the Agent, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Dallas, Texas time), on the Settlement Date applicable thereto. Settlements may occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article 8 have then been satisfied. Such amounts transferred to the Agent shall be applied against the amounts of the applicable Non-Ratable Loans and, together with the portion of such Non-Ratable Loans representing the Bank’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders, respectively. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Base Rate Revolving Loans on behalf of the Bank with respect to each outstanding Non-Ratable Loan. The Agent may, in its sole discretion, request a Settlement with respect to the Autoborrow Loans in accordance with the provisions of this clause (i).

(ii) Notwithstanding the foregoing, not more than one Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Non-Ratable Loan or Autoborrow Loan), each other Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Non-Ratable Loan or Autoborrow Loan equal to such Lender’s Pro Rata Share of such Non-Ratable Loan or Autoborrow Loan and (B) if Settlement has not previously occurred with respect to such Non-Ratable Loans and Autoborrow Loans, upon demand by the Bank or the Agent, as applicable, shall pay to the Bank or the Agent, as applicable, as the purchase price of such participation an amount equal to 100% of such Lender’s Pro Rata Share of such Non-Ratable Loans and Autoborrow Loans. If such amount is not in fact transferred to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Revolving Loans.

(iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Non-Ratable Loan or Autoborrow Loan pursuant to clause (ii) preceding, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Non-Ratable Loan or Autoborrow Loan.

(iv) Between Settlement Dates the Agent may pay over to the Bank any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Bank’s Revolving Loans including Non-Ratable Loans and Autoborrow Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Revolving Loans (other than to Non-Ratable Loans and Autoborrow Loans in which a Lender has not yet funded its purchase of a participation pursuant to clause (ii) preceding), as provided for in the previous sentence, the Bank shall pay to the Agent for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, the Bank with respect to Non-Ratable Loans and Autoborrow Loans and each Lender with respect to the Revolving Loans other than Non-Ratable Loans and Autoborrow Loans, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Agent, and the other Lenders.

(v) Unless the Agent has received written notice from a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article 8 have been satisfied and the requested Borrowing will not exceed the Availability on any Funding Date for a Revolving Loan.

(b) The Lenders’ Failure to Perform. All Revolving Loans (other than Non-Ratable Loans and Autoborrow Loans) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Revolving Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Revolving Loans hereunder shall excuse any other Lender from its obligation to make any Revolving Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.

(c) Defaulting Lenders. Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent such Lender’s Pro Rata Share of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds and if the Agent has transferred a corresponding amount to the Borrowers on the Business Day following such Funding Date the applicable Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If any such amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrowers of such failure to fund and, upon demand by the Agent, the Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the Revolving Loans comprising that particular Borrowing. The failure of any Lender to make any Revolving Loan on any Funding Date (any such Lender, prior to the cure of such failure, being hereinafter referred to as a “Defaulting Lender”) shall not relieve any other Lender of its obligation hereunder to make a Revolving Loan on such Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lenders’ Pro Rata Share of any Borrowing.

(d) Retention of Defaulting Lender’s Payments. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to the Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. In its discretion, the Agent may loan the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to the Borrowers shall bear interest at the rate applicable to Base Rate Revolving Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Pro Rata Share of any Borrowing (i) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee and (ii) the Unused Line Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

(e) Removal of Defaulting Lender. At the Borrowers’ request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments hereunder. Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Revolving Loans, plus accrued interest and fees, without premium or discount.

Section 12.16 Letters of Credit; Intra-Lender Issues.

(a) Notice of Letter of Credit Balance. On each Settlement Date, the Agent shall notify each Lender of the issuance of all Letters of Credit since the prior Settlement Date.

(b) Participations in Letters of Credit.

(i) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 1.4(d), each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit in connection with the issuance of such Letter of Credit (including all obligations of the Borrower for whose account such Letter of Credit was issued, and any security therefor or guaranty pertaining thereto).

(ii) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from a Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Agent has previously received for the account of the Agent or the Letter of Credit Issuer payment from a Lender, the Agent shall promptly pay to such Lender such Lender’s Pro Rata Share of such payment from such Borrower. Each such payment shall be made by the Agent on the next Settlement Date.

(iii) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.

(iv) Obligations Irrevocable. The obligation of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to their participation therein or with respect to the Revolving Loans made as a result of a drawing under a Letter of Credit and the obligation of the Borrowers to make payments to the Agent, for the account of the Lenders, with respect to any Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense, or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);

(C) any draft, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) the occurrence of any Default or Event of Default; or

(F) the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article 8.

(c) Recovery or Avoidance of Payments; Refund of Payments in Error. In the event any payment by or on behalf of any Borrower received by the Agent with respect to any Letter of Credit and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided, or recovered from the Agent in connection with any receivership, liquidation, or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided, or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it. Unless the Agent receives notice from the Borrowers prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Agent may assume that the Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(d) Indemnification by the Lenders. To the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder, the Lenders agree to indemnify the Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by the Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by any Borrower to the Letter of Credit Issuer, to the extent that the Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by a Borrower. The agreement contained in this Section shall survive payment in full of all other Obligations.

Section 12.17 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into the other Loan Documents, for the ratable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or the Majority Lenders in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Revolving Loans (including the Non-Ratable Loans and Autoborrow Loans), the Bank Products (including any Hedge Agreements), and all interest, fees, and expenses hereunder constitute one Debt, secured pari passu by all of the Collateral.

Section 12.18 Field Audit and Examination Reports; Disclaimer by the Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, the “Reports”) prepared by or on behalf of the Agent;

(b) expressly agrees and acknowledges that neither the Bank nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent, the Bank, or any other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including Attorney Costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 12.19 Relation Among the Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE 13

MISCELLANEOUS

Section 13.1 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement hereto, or in any other agreement between or among any Borrower and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. Subject to Section 11.1, no waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.

Section 13.2 Severability. The illegality or unenforceability of any provision of this Agreement, any other Loan Document, or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement, any other Loan Document, or any instrument or agreement required hereunder.

Section 13.3 Governing Law; Choice of Forum; Service of Process.

(a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS

PROVISIONS, PROVIDED THAT PERFECTION ISSUES WITH RESPECT TO ARTICLE 9 OF THE UCC MAY GIVE EFFECT TO APPLICABLE CHOICE OR CONFLICT OF LAW RULES SET FORTH IN ARTICLE 9 OF THE UCC) OF THE STATE OF TEXAS; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE U.S. LOCATED IN DALLAS COUNTY, TEXAS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT, AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE AGENT, AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING (i) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) EACH BORROWER AGREES THAT ITS PROPER ADDRESS FOR SERVICE OF PROCESS BY MAIL AUTHORIZED BY ANY APPLICABLE REQUIREMENT OF LAW SHALL BE THE ADDRESS AS SET FORTH IN SECTION 13.8. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.

Section 13.4 Waiver of Jury Trial. EACH OF THE BORROWERS, THE LENDERS, AND THE AGENT IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT, OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE BORROWERS, THE LENDERS, AND THE AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE

FOREGOING, EACH OF THE PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 13.5 Survival of Representations and Warranties. All representations and warranties of the Borrowers contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

Section 13.6 Other Security and Guaranties. The Agent may, without notice or demand and without affecting the Borrowers’ obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce, or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

Section 13.7 Fees and Expenses. Each Borrower agrees to pay to the Agent, for its benefit, on demand, all reasonable costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) costs and expenses (including Attorney Costs) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches, title insurance, and environmental audits; (d) taxes, fees, and other charges for recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens (including costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (e) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including travel, lodging, and meals for field examinations and inspections of the Collateral and the Borrowers’ operations by the Agent, plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $800 per day (or portion thereof) for each Person retained or employed by the Agent with respect to each field examination or audit); provided that the Borrowers shall be required to pay the cost of any such field examinations and inspections not more than once in any calendar year and wherever an Event of Default exists; and (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and of preserving and protecting the Collateral. In addition, the Borrowers agree to pay costs and expenses incurred by the Agent (including Attorney Costs) to the Agent, for its benefit, on demand, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers. All of the foregoing costs and expenses shall be charged to the Borrowers’ Loan Account as Revolving Loans as described in Section 3.7.

Section 13.8 Notices. Except as otherwise provided herein, all notices, demands, and requests that any party is required or elects to give to any other party shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail or courier service, (b) four days after it shall have been mailed by U.S. mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or to the Bank:

Bank of America, National Association

901 Main Street, 67th Floor

Dallas, TX 75202

Attention: Daniel Penkar

Telecopy No.: (214) 209-3140

If to any Obligated Party:

c/o Encore Medical Corporation

9800 Metric Blvd.

Austin, TX 78758

Attention: Harry Zimmerman

Telecopy No.: (512) 834-6310

or to such other address as each party may designate for itself by like notice. For purposes of providing any notice to a Lender, such notice shall be delivered to such Lender at the address for notice of such Lender set forth on the signature pages of this Agreement or on the most recent Assignment and Acceptance to which such Lender is a party. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration, or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration, or other communication.

Section 13.9 Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, notice of demand or dishonor, protest as to any instrument, notice of intent to accelerate the Obligations, and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Agent or any Lender may elect to give shall entitle any Borrower to any or further notice or demand in the same, similar, or other circumstances.

Section 13.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without the prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof. Additionally, each Lender, including, without limitation, any Lender which becomes a party hereto after the Closing Date, agrees that the terms, conditions, covenants, and other agreements contained in the Intercreditor Agreement (and any amendments or modifications thereto) are binding and enforceable against such Lender with the same force and effect as if such Lender were a party thereto and that the Agent is fully authorized and directed to enter into the Intercreditor Agreement (and any amendments or modifications thereto) on behalf of such Lender. Each Lender agrees to fully comply with each and every term of the Intercreditor Agreement, including, without limitation, provisions requiring the Lenders to transfer and assign their Obligations to the “Junior Creditor” (as defined in the Intercreditor Agreement) upon the occurrence of certain events as specified in the Intercreditor Agreement.

Section 13.11 Indemnity of the Agent and the Lenders by the Borrowers.

(a) EACH BORROWER AGREES TO DEFEND, INDEMNIFY, AND HOLD THE AGENT-RELATED PERSONS, AND EACH LENDER AND EACH OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS, AND ATTORNEYS-IN-FACT (EACH, AN “INDEMNIFIED PERSON”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, CHARGES, EXPENSES, AND DISBURSEMENTS (INCLUDING ATTORNEY COSTS) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING AT ANY TIME FOLLOWING REPAYMENT OF THE REVOLVING LOANS AND THE TERMINATION, RESIGNATION, OR REPLACEMENT OF THE AGENT OR REPLACEMENT OF ANY LENDER) BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY SUCH PERSON IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY ACTION TAKEN OR OMITTED BY ANY SUCH PERSON UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING WITH RESPECT TO ANY INVESTIGATION, LITIGATION, OR PROCEEDING (INCLUDING ANY INSOLVENCY PROCEEDING OR APPELLATE PROCEEDING) RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE REVOLVING LOANS OR THE USE OF THE PROCEEDS THEREOF, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT THE BORROWERS SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES RESULTING SOLELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON. THE AGREEMENTS IN THIS SECTION 13.11 SHALL SURVIVE PAYMENT OF ALL OTHER OBLIGATIONS.

(b) EACH BORROWER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE AGENT AND THE LENDERS FROM ANY LOSS OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF THE USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE OF A HAZARDOUS SUBSTANCE RELATING TO ANY BORROWERS’ OPERATIONS, BUSINESS, OR PROPERTY. THIS INDEMNITY WILL APPLY WHETHER THE HAZARDOUS SUBSTANCE IS ON, UNDER, OR ABOUT ANY BORROWER’S PROPERTY OR OPERATIONS OR PROPERTY LEASED TO ANY BORROWER. THE INDEMNITY INCLUDES BUT IS NOT LIMITED TO REASONABLE ATTORNEY FEES AND EXPENSES. THE INDEMNITY EXTENDS TO THE AGENT AND THE LENDERS, THEIR AFFILIATES, SUBSIDIARIES, AND ALL OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS, ATTORNEYS, AND ASSIGNS. AS USED IN THIS CLAUSE (b), “HAZARDOUS SUBSTANCES” MEANS ANY SUBSTANCE, MATERIAL, OR WASTE THAT IS

OR BECOMES DESIGNATED OR REGULATED AS “TOXIC,” “HAZARDOUS,” “POLLUTANT,” OR “CONTAMINANT” OR A SIMILAR DESIGNATION OR REGULATION UNDER ANY FEDERAL, STATE, OR LOCAL LAW (WHETHER UNDER COMMON LAW, STATUTE, REGULATION, OR OTHERWISE) OR JUDICIAL OR ADMINISTRATIVE INTERPRETATION OF SUCH, INCLUDING PETROLEUM OR NATURAL GAS. THIS INDEMNITY WILL SURVIVE REPAYMENT OF ALL OTHER OBLIGATIONS.

Section 13.12 Limitation of Liability. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY LENDER, OR OTHER PERSON AGAINST ANY BORROWER, THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS, OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER AND EACH LENDER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 13.13 Final Agreement. This Agreement and the other Loan Documents are intended by the Borrowers, the Agent, and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement and the other Loan Documents supersede any and all prior oral or written agreements relating to the subject matter hereof and thereof. No modification, rescission, waiver, release, or amendment of any provision of this Agreement or any other Loan Document shall be made, except by a written agreement signed by the Borrowers and a duly authorized officer of each of the Agent and the Majority Lenders or all of the Lenders, as applicable.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 13.14 Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, and by the Agent, each Lender, and the Borrowers in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document and a telecopy of any such executed signature page shall be valid as an original.

Section 13.15 Captions. The captions contained in this Agreement and the other Loan Documents are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

Section 13.16 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Revolving Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of the Borrowers against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Agent after any such setoff and application made by such Lender; provided, however, the failure to give such notice shall not affect the validity of such setoff and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN UNANIMOUS CONSENT OF THE LENDERS.

Section	13.17 Confidentiality.

(a) Each Borrower hereby consents that the Agent and each Lender may issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrowers and a general description of the Borrowers’ business and may use each Borrower’s name in advertising and other promotional material.

(b) Each Lender severally agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by any Borrower and provided to the Agent or such Lender by or on behalf of any Borrower, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than a Borrower, provided that such source is not bound by a confidentiality agreement with a Borrower known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Agent’s or such Lender’s independent auditors, accountants, attorneys, and other professional advisors; (G) to any prospective Participant or Assignee, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which any Borrower is party or is deemed party with the Agent or such Lender; and (I) to its Affiliates.

Section 13.18 Conflicts with other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.

Section 13.19 Joint and Several Liability. All Revolving Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations (excluding Existing Obligations in the case of a Newly Obligated Borrower), regardless of the manner or amount in which proceeds of Revolving Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which the Agent and/or any Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Revolving Loans or other extensions of credit hereunder or the amount of such Revolving Loans and extensions of credit received or the manner in which the Agent and/or such Lender accounts for such Revolving Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Revolving Loans and other extensions of credit made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Revolving Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agent and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s obligations under this Agreement and as an obligor under a Guaranty Agreement shall be separate and distinct obligations. Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of any other Borrower, (ii) the absence of any attempt to collect the Obligations from any other Borrower, any Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Borrower or Guarantor, or any part thereof, or any other agreement now or hereafter executed by any other Borrower or Guarantor and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Borrower or Guarantor, (v) the Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to any Borrower’s Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Revolving Loans or other extensions of credit made to any of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Agent and/or any Lender. Upon any Event of Default, the Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

Section 13.20 Contribution and Indemnification Among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

Section 13.21 Agency of the Parent for each Obligated Party. Each of the other Borrowers irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agent of Borrowing Base Certificates, Notices of Borrowing, and Notices of Continuation/Conversion) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Parent, whether or not any of the other Borrowers joins therein, and the Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Parent under this Section 13.21, provided that nothing in this Section 13.21 shall limit the effectiveness of, or the right of the Agent and the Lenders to rely upon, any notice (including without limitation a Notice of Borrowing or a Notice of Continuation/Conversion), document, instrument, certificate, acknowledgment, consent, direction, certification, or other action delivered by any Borrower pursuant to this Agreement.

Section 13.22 Additional Borrowers and Guarantors. Addition of any Person as a Borrower or Guarantor to this Agreement is subject to approval of the Agent and the Majority Lenders, and may be conditioned upon such requirements as they may determine in their discretion, including, without limitation, (a) the furnishing of such financial and other information as the Agent or any such Lender (through the Agent) may request; (b) approval by all appropriate approval authorities of the Agent and each such Lender (through the Agent); (c) execution and delivery by the Borrowers, such Person, the Agent, and the Majority Lenders of such agreements and other documentation (including, without limitation, an amendment to this Agreement or any other Loan Document), and the furnishing by such Person or any of the Borrowers of such certificates, opinions, and other documentation, as the Agent and any such Lender may request. Neither the Agent nor any Lender shall have any obligation to approve any such Person for addition as a party to this Agreement.

Section 13.23 Express Waivers By the Borrowers In Respect of Cross Guaranties and Cross Collateralization. Each Borrower agrees as follows:

(a) Each Borrower hereby waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Revolving Loans, the issuance of any Letter of Credit, or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(b) Each Borrower hereby waives the right by statute or otherwise to require the Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which the Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense that the Obligations shall have been fully and finally performed and indefeasibly paid) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.

(c) Each Borrower hereby waives and agrees not to assert against the Agent, any Lender, or the Letter of Credit Issuer: (i) any defense (legal or equitable), setoff, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower or any other party liable under the Loan Documents; (ii) any defense, setoff, counterclaim, or claim of any kind or nature available to any other Borrower against the Agent, any Lender, the Bank, or the Letter of Credit Issuer, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor; (iii) any right or defense arising by reason of any claim or defense based upon an election of remedies by the Agent, any Lender, the Bank, or the Letter of Credit Issuer under any applicable law; (iv) the benefit of any statute of limitations affecting any other Borrower’s liability hereunder;

(d) Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, the Agent may (subject to any requirement for consent of any of the Lenders to the extent required by this Agreement), by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Loan Documents; (ii) release all or any one or more parties to any one or more of the Loan Documents or grant other indulgences to any other Borrower in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Loan Documents; or (iv) release or substitute any Person liable for payment of the Obligations, or enforce, exchange, release, or waive any security for the Obligations or any Guaranty of the Obligations;

Each Borrower represents and warrants to the Agent and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that neither the Agent, any Lender, the Bank, nor the Letter of Credit Issuer has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

Section 13.24 Amendment and Restatement. This Agreement is in amendment and restatement of the Original Credit Agreement. All “Obligations” under the Original Credit Agreement hereby are renewed and continued, and hereafter shall be governed, by this Agreement. All existing “Loan Documents” (as defined in the Original Credit Agreement) previously executed in connection with the Original Credit Agreement shall constitute Loan Documents under this Agreement and shall continue in full force and effect and any and all references therein to the Original Credit Agreement (regardless of terminology) shall be deemed to refer to and mean this Agreement. The Borrowers, the Agent, and the Lenders ratify and confirm each of the Loan Documents entered into prior to the Closing Date (but excluding the Original Credit Agreement) and agree that such Loan Documents continue to be legal, valid, binding, and enforceable in accordance with their respective terms, except as such Loan Documents are modified by this Agreement or any other agreement entered into concurrently herewith. Without limiting the generality of the foregoing and notwithstanding anything in any Loan Document to the contrary, the Borrowers, the Agent, and the Lenders agree and acknowledge that the term “Obligations” as used in any Loan Document (including, without limitation, the Parent Guaranty, the Subsidiary Guaranty, the Parent Security Agreement, the Subsidiary Security Agreement, the Mortgages, the Revolving Loan Note, the Copyright Security Agreement, the Patent Security Agreement, and the Trademark Security Agreement) means the “Obligations” as defined herein.

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IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

BORROWERS:

ENCORE MEDICAL CORPORATION

By:	/s/ Harry L. Zimmerman
Name:	Harry L. Zimmerman
Title:	Executive VP-General Counsel

ENCORE MEDICAL GP, INC.

By:	/s/ Harry L. Zimmerman
Name:	Harry L. Zimmerman
Title:	Executive VP-General Counsel

ENCORE MEDICAL ASSET CORPORATION

By:	/s/ Harry L. Zimmerman
Name:	Harry L. Zimmerman
Title:	Executive VP-General Counsel

ENCORE MEDICAL L.P.

By:	Encore Medical GP, Inc.,
general partner

By:	/s/ Harry L. Zimmerman
Name:	Harry L. Zimmerman
Title:	Executive VP-General Counsel

ENCORE MEDICAL PARTNERS, INC.

By:	/s/ Harry L. Zimmerman
Name:	Harry L. Zimmerman
Title:	Executive VP-General Counsel

AGENT:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Daniel Penkar
Name:	Daniel Penkar
Title:	Senior Vice President

LENDERS:

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Daniel Penkar
Name:	Daniel Penkar
Title:	Senior Vice President

Address for Notices:

Bank of America, National Association
901 Main Street, 67th Floor
Dallas, Texas 75202
Attn: Daniel Penkar
Telecopy: (214) 209-3140

ANNEX A

to

Credit Agreement

Definitions, Accounting Terms, and Interpretive Provisions

DEFINITIONS:

Capitalized terms wherever used in the Loan Documents shall have the following respective meanings (unless otherwise defined therein):

“Account” and “Accounts” have the meanings specified in the Security Agreement.

“Accommodation Payment” has the meaning specified in Section 13.20.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper, or General Intangibles (including a payment intangible).

“ACH Transactions” means any cash management or related services including, without limitation, the automated clearinghouse transfer of funds by the Bank for the account of any Borrower pursuant to agreement or overdrafts.

“Affiliate” means, as to any Person (the “subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the subject Person or which owns, directly or indirectly, 5.0% or more of the outstanding Capital Stock of the subject Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means the Bank, solely in its capacity as administrative agent for the Lenders, and any successor administrative agent.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, counsel, representatives, agents, and attorneys-in-fact of the Agent and its Affiliates.

“Agent’s Letter” means that certain letter agreement, dated as of the Closing Date, among the Borrowers and the Agent as such letter agreement may be amended, restated, or otherwise modified from time to time.

“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Lenders, the Bank, and the Agent pursuant to this Agreement and the other Loan Documents.

“Aggregate Revolver Outstandings” means, at any time, the sum of (a) the unpaid balance of the Revolving Loans, (b) 100% of the aggregate undrawn face amount of all outstanding Letters of Credit, and (c) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.

“Agreement” means the Credit Agreement to which this Annex A is attached, as amended, restated, or otherwise modified from time to time.

“Anniversary Date” means an anniversary of the Closing Date.

“Applicable Margin” means, as of the Closing Date:

(a) with respect to Base Rate Revolving Loans and all other Obligations (other than LIBOR Rate Revolving Loans and the Unused Line Fee), 0.25%;

(b) with respect to LIBOR Rate Revolving Loans, 1.75%; and

(c) with respect to the unused line fee percentage, 0.375%;

in each case subject to adjustment from time to time thereafter to the applicable percentage specified corresponding to the ratio of Total Debt to EBITDA, as set forth below, respectively:

Total Debt to EBITDA Ratio	Base Rate Revolving Loans	LIBOR Rate Revolving Loans
Less than 2.50 to 1.00	0.25%	1.75%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.00%	2.50%
Greater than or equal to 3.00 to 1.00	1.50%	3.00%

For the purpose of determining any such adjustments to the Applicable Margin, the Total Debt to EBITDA Ratio shall be determined, beginning with the Fiscal Quarter ending December 31, 2003, based upon the Financial Statements of the Parent and its Subsidiaries for the immediately preceding four Fiscal Quarters of the Parent, and for each Fiscal Quarter of the Parent ending thereafter, delivered to the Agent and the Lenders as required by Section 5.2(a) (with respect to the Financial Statements for the last Fiscal Quarter of each Fiscal Year) or Section 5.2(b) (with respect to the Financial Statements for each of the other Fiscal Quarters of each Fiscal Year), and any such adjustment, if any, shall become effective prospectively on and after the first day of the calendar month after the date of delivery of such Financial Statements to the Agent and the Lenders. Concurrently with the delivery of such Financial Statements, the Parent shall deliver to the Agent and the Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margin. In the event the Borrowers fail to timely deliver any such Financial Statements, in addition to any other remedy provided for in this Agreement, the Applicable Margin shall be deemed to be equal to the highest level set forth in the preceding table, until the first day of the first calendar month following the delivery of such Financial Statements at which time the Applicable Margin shall be determined, prospectively, in accordance with the terms hereof. If a Default or Event of Default exists at the time any reduction in the Applicable Margin is to be implemented, such reduction shall not occur until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

“Assignee” has the meaning specified in Section 11.2(a).

“Assignment and Acceptance” has the meaning specified in Section 11.2(a).

“Attorney Costs” means and includes all reasonable fees, expenses, and disbursements of any law firm or other counsel engaged by the Agent and the reasonably allocated costs and expenses of internal legal services of the Agent.

“Autoborrow Agreement” has the meaning specified in Section 1.2(c).

“Autoborrow Loans” means Revolving Loans made by the Bank to a Borrower pursuant to the terms of this Agreement and the Autoborrow Agreement.

“Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount or (ii) the Borrowing Base, minus (b) Reserves other than Reserves deducted in the calculation of the Borrowing Base, minus (c) the Aggregate Revolver Outstandings.

“Bank” means Bank of America, National Association, a national banking association, or any successor entity thereto.

“Bank Products” means any one or more of the following types of services or facilities extended to any Borrower by the Bank or any Affiliate of the Bank in reliance on the Bank’s agreement to indemnify such Affiliate: (a) credit cards; (b) ACH Transactions; (c) cash management, including, without limitation, controlled disbursement services; and (d) Hedge Agreements.

“Bank Product Reserves” means all reserves which the Agent from time to time establishes in its sole reasonable discretion for the Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. ‘ 101 et seq.).

“Base Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the Base Rate.

“Borrower” means, separately and individually, any of the Parent, Encore Limited, Encore GP, Encore Asset Corporation, Encore Medical Partners, and any other Person who becomes a party to this Agreement as a “Borrower” pursuant to the terms hereof, jointly, severally, and collectively, and “Borrowers” means more than one or all of the foregoing Persons, jointly, severally, and collectively, as the context requires.

“Borrowing” means a borrowing hereunder consisting of Revolving Loans made on the same day by the Lenders to the Borrowers, or any of them, or by the Bank (in the case of a Borrowing funded by Non-Ratable Loans), or the issuance of a Letter of Credit hereunder.

“Borrowing Base” means, at any time, an amount equal to the lesser of (a) the Maximum Revolver Amount or (b) the sum of, without duplication, (i) 85.0% of the Net Amount of Eligible Accounts, plus (ii) 50.0% of the lower of cost (on a first-in, first-out basis) or market value of Eligible Inventory, minus (iii) Reserves from time to time established by the Agent in its reasonable credit judgment.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrowers, or the Parent on behalf of the Borrowers, substantially in the form of Exhibit B (or another form acceptable to the Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including to the extent a Borrower has received notice of any Reserve from the Agent, any of the Reserves included in such calculation pursuant to clause (b) of the definition of Borrowing Base), all in such detail as shall be reasonably satisfactory to the Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrowers, or the Parent on behalf of the Borrowers, and certified to the Agent; provided that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (a) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (b) to the extent that such calculation is not in accordance with this Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Dallas, Texas or Charlotte, North Carolina are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings, and payments in connection with the LIBOR Rate or LIBOR Rate Revolving Loans, any day that is a Business Day pursuant to clause (a) preceding and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request, or directive of any central bank or other Governmental Authority, or any other law, rule, or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Expenditures” means, for any period of determination, the sum (without duplication) of capital expenditures and payments under Capital Leases and other expenditures that are or should be treated as capital expenditures under GAAP, in each case of the Borrowers for such period determined and consolidated in accordance with GAAP.

“Capital Lease” means, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“CapitalSource Subordinated Debt Agreement” means the First Amended and Restated Note and Equity Purchase Agreement, dated concurrently herewith, among the Borrowers and CapitalSource Finance LLC, as agent and purchaser, as such agreement may be amended, restated, or otherwise modified from time to time.

“Capital Stock” means any and all corporate stock, units, shares, partnership interests, membership interests, equity interests, rights, securities, or other equivalent evidences of ownership (howsoever designated) issued by any Person.

“Change of Control” means the occurrence of any of the following: (a) except as allowed by Section 7.9, the adoption of a plan relating to the liquidation or dissolution of the Parent or any other Borrower; (b) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than any Person or group owning greater than 20.0% of a direct or indirect interest of the voting power of the voting stock of the Parent on the Closing Date) of a direct or indirect majority in interest (more than 50.0%) of the voting power of the voting stock of the Parent by way of merger or consolidation or otherwise; (c) during any period of twelve consecutive calendar months, individuals (i) who were members of the Management Group of the Parent on the first day of such period, or (ii) whose election or nomination for election to the Management Group of the Parent was recommended or approved by at least a majority of the Management Group then still in office who were members of the Management Group of the Parent on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the Management Group of the Parent; (d) except as allowed by Section 7.9, any Borrower (other than the Parent) shall cease to be a Wholly-Owned Subsidiary of the Parent; or (e) the hiring or termination of any of the president, chief executive officer, or executive vice president/general counsel of the Parent without the consent of the Majority Lenders.

“Chattel Paper” has the meaning specified in the Security Agreement.

“Closing Date” means the date of this Agreement as specified in the introductory paragraph.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute and the regulations promulgated thereunder.

“Collateral” means (a) all of the “Collateral”, as such term is defined in the Security Agreements, (b) all owned Real Estate of any Borrower; (c) all other personal property at any time subject to the Agent’s Liens; and (d) all accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

“Commitment” means, at anytime with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule A-1 or on the signature page of the most recent Assignment and Acceptance to which such Lender is a party, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 11.2, and “Commitments” means, collectively, the aggregate amount of the Commitments of all of the Lenders.

“Compliance Certificate’ has the meaning specified in Section 5.2(c).

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste.

“Continuation/Conversion Date” means the effective date of (a) any conversion of LIBOR Rate Revolving Loans to Base Rate Revolving Loans or of Base Rate Revolving Loans to LIBOR Rate Revolving Loans or (b) any continuation of LIBOR Rate Revolving Loans as LIBOR Rate Revolving Loans.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by a Borrower to the Agent, for the benefit of the Agent and the Lenders, to evidence and perfect the Agent’s security interest in such Borrower’s present and future copyrights and related licenses and rights, as such agreement may be amended, restated, or otherwise modified from time to time.

“Debt” means, without duplication, with respect to any Person (the “subject Person”) all liabilities, obligations, and indebtedness of the subject Person to any other Person, of any kind or nature, now or hereafter owing, arising, due, or payable, howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, consisting of indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables, but including, without in any way limiting the generality of the foregoing: (a) in the case of the Borrowers, the Obligations; (b) all indebtedness, liabilities, and obligations of any Person secured by any Lien on the subject Person’s property, even if the subject Person shall not have assumed or become liable for the payment thereof; provided, however, that all such indebtedness, liabilities, and obligations which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (c) all indebtedness, liabilities, and obligations created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the subject Person, even if the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property; provided, however, that all such indebtedness, liabilities, and obligations which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the subject Person prepared in accordance with GAAP; (d) all indebtedness, liabilities, and obligations under Guaranties; and (e) the present value (discounted at the Base Rate) of lease payments due under synthetic leases.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate, plus (b) 2.00% per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate. In addition, with respect to Letters of Credit, the Default Rate shall mean the Letter of Credit Fee Percentage, plus 2.00% per annum.

“Defaulting Lender” has the meaning specified in Section 12.15(c).

“Deposit Accounts” has the meaning specified in the Security Agreements.

“Designated Account” has the meaning specified in Section 1.2(d).

“Distribution” means, with respect to any Person (other than a natural person): (a) the payment or making of any dividend or other distribution of property in respect of such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person, other than distributions solely in such Person’s Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of the same class; or (b) the redemption or other acquisition by such Person of any Capital Stock (or any options or warrants for, or other rights with respect to, such Capital Stock) of such Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Debt or Disqualified Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the stated maturity of the Subordinated Notes.

“Documents” has the meaning specified in the Security Agreements.

“DOL” means the United States Department of Labor or any successor department or agency.

“Dollar” and “$” means dollars in the lawful currency of the U.S. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.

“EBITDA” means for any period, without duplication, the total of the following for the Borrowers on a consolidated basis, each calculated for such period: Net Income plus (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) in each case as acceptable to the Agent, all other non-cash, non-recurring charges and expenses excluding accruals for cash expenses made in the ordinary course of business, and (f) gain or loss from any sale of assets other than sales in the ordinary course of business, all of the foregoing determined in accordance with GAAP. For purposes of calculating EBITDA with respect to any four consecutive Fiscal Quarters, (i) acquisitions that have been made by any Borrower and its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such four Fiscal Quarters shall be deemed to have occurred on the first day of such four Fiscal Quarters; provided, however, that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation; and (ii) for purposes of calculating the ratio of Total Debt to EBITDA and minimum EBITDA only, the EBITDA of any Borrower and its Subsidiaries attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the end of such four Fiscal Quarters, shall be excluded.

“Eligible Accounts” means the Accounts of a Borrower which the Agent in the exercise of its reasonable commercial discretion determines to be Eligible Accounts. Without limiting the discretion of the Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Agent in its sole discretion elects, include any Account:

(a) with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past due;

(b) with respect to which any of the representations, warranties, covenants, and agreements contained in any Security Agreement are incorrect or have been breached;

(c) with respect to which Account (or any other Account due from the applicable Account Debtor), in whole or in part, a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(d) which represents a progress billing (as hereinafter defined) or as to which the applicable Borrower has extended the time for payment without the consent of the Agent (for the purposes hereof, “progress billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon such Borrower’s completion of any further performance under such contract or agreement);

(e) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: (i) death or judicial declaration of incompetency of such Account Debtor who is a natural person; (ii) the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the Bankruptcy Code or any other bankruptcy, insolvency, or similar laws of the U.S., any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of any general assignment by such Account Debtor for the benefit of creditors; (iv) the appointment of a receiver or trustee for such Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; (v) the institution by or against such Account Debtor of any other type of insolvency proceeding (under the Bankruptcy Code or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; (vi) the sale, assignment, or transfer of all or any material part of the assets of such Account Debtor; (vii) the nonpayment generally by such Account Debtor of its debts as they become due; or (viii) the cessation of the business of such Account Debtor as a going concern;

(f) if 50.0% or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible pursuant to the other provisions of this definition;

(g) owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., except to the extent that such Account is owed by an Account Debtor which maintains its chief executive office in the United Kingdom or Canada (other than the Province of Newfoundland) and such Account is secured or payable by a letter of credit or credit insurance satisfactory to the Agent in its discretion, (ii) is not organized under the laws of the U.S. or any political subdivision, or state thereof, except to the extent that such Account is owed by an Account Debtor which is organized under the laws of the United Kingdom or Canada (other than the Province of Newfoundland) and such Account is secured or payable by a letter of credit or credit insurance satisfactory to the Agent in its discretion, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, except to the extent that such Account is secured or payable by a letter of credit or credit insurance satisfactory to the Agent in its discretion;

(h) owed by an Account Debtor which is an Affiliate or employee of such Borrower;

(i) except as provided in clause (k) following, with respect to which either the perfection, enforceability, or validity of the Agent’s Liens in such Account, or the Agent’s right or ability to obtain direct payment to the Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

(j) owed by an Account Debtor to which a Borrower, is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to the Agent to waive setoff rights, or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor, but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

(k) owed by the government of the U.S., or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), and any other steps necessary to perfect the Agent’s Liens therein, have been complied with to the Agent’s satisfaction with respect to such Account;

(l) owed by any state, municipality, or other political subdivision of the U.S., or any department, agency, public corporation, or other instrumentality thereof and as to which the Agent’s Lien therein is not or cannot be perfected;

(m) which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(n) which is evidenced by a promissory note or other instrument or by chattel paper;

(o) with respect to which the prospect of collection of such Account is impaired or such Account may not be paid by reason of the Account Debtor’s financial inability to pay;

(p) with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year;

(q) which arises out of a sale not made in the ordinary course of such Borrower’s business;

(r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by, or have been rejected or objected to by, the Account Debtor or the services giving rise to such Account have not been performed by such Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(s) owed by an Account Debtor, or group of affiliated Account Debtors, which is obligated to the Borrowers respecting Accounts the aggregate unpaid balance of which exceeds 50.0% of the aggregate unpaid balance of all Accounts owed to the Borrowers at such time by all of the Borrowers’ Account Debtors, but only to the extent of such excess;

(t) which is not subject to a first priority and perfected security interest in favor of the Agent, for the benefit of the Agent and the Lenders; and

(u) with respect to which such Borrower has deemed such Account as uncollectible or has any reason to believe that such Account is uncollectible.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of the Borrowing Base.

“Eligible Assignee” means (a) a commercial bank, commercial finance company, or other lender having total assets in excess of $1,000,000,000, (b) any Lender listed on the signature pages of this Agreement, (c) any Affiliate of any Lender, and (d) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Agent.

“Eligible Inventory” means Inventory of a Borrower which meets all of the following requirements:

(a) such Inventory is owned by a Borrower, and is not held by a Borrower on consignment;

(b) such Inventory is subject to the Agent’s Liens, which are perfected as to such Inventory, and is subject to no other Lien whatsoever (other than the Liens described in clause (e) or clause (i) of the definition of Permitted Liens; provided that such Permitted Liens (i) are junior in priority to the Agent’s Liens or subject to Reserves and (ii) do not impair directly or indirectly the ability of the Agent to realize on or obtain the full benefit of the Collateral);

(c) such Inventory does not consist of chemicals, samples, prototypes, supplies, or packing and shipping materials;

(d) such Inventory is in good condition, is not unmerchantable, and meets all standards imposed by any Governmental Authority having regulatory authority over such goods or their use or sale;

(e) such Inventory is not obsolete, defective, returned, repossessed, or used goods taken in trade;

(f) such Inventory is located inside the U.S. (and is not in transit from vendors or suppliers);

(g) [Reserved]

(h) if such Inventory contains or bears any Proprietary Rights licensed to a Borrower by any Person, the Agent shall be satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the applicable Security Agreement and Section 9.2 without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, if the Agent deems it necessary, such Borrower shall deliver to the Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Agent;

(i) such Inventory is readily marketable in the ordinary course of business;

(j) such Inventory is reflected in the details of a current perpetual inventory report;

(k) such Inventory is currently (i) either usable or salable, at prices approximating at least cost, in the normal course of such Borrower’s business, and for each stock keeping unit (“SKU”) part number, items of such SKU part number have either (A) been available for sale by a Borrower for at least the immediately preceding twelve Fiscal Periods and at least one item of Inventory of that SKU part number has been sold by a Borrower to a customer during such immediately preceding twelve Fiscal Periods, or (B) been available for sale by a Borrower for less than the immediately preceding twelve Fiscal Periods or (ii) is work-in-process or raw materials; and

(l) such Inventory consists of orthopedic soft goods, rehabilitation products, and implants or work-in-process or raw materials.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of the Borrowing Base.

“Encore Asset Corporation” means Encore Medical Asset Corporation, a Nevada corporation, and its successors and assigns.

“Encore GP” means Encore Medical GP, Inc., a Nevada corporation, and its successors and assigns.

“Encore Limited” means Encore Medical, L.P., a Delaware limited partnership, and its successors and assigns.

“Encore Medical Partners” means Encore Medical Partners, Inc., a Nevada corporation, and its successors and assigns.

“Environmental Compliance Reserve” means any reserve which the Agent establishes from time to time in its reasonable discretion after prior written notice to the Borrowers for amounts that are reasonably likely to be expended by a Borrower in order for such Borrower and its operations and property (a) to comply with any notice from a Governmental Authority asserting material non-compliance with Environmental Laws or (b) to correct any such material non-compliance identified in a report delivered to the Agent and the Lenders pursuant to Section 7.7.

“Environmental Laws” means all federal, state, or local laws, statutes, common law duties, rules, regulations, ordinances, and codes, together with all administrative orders, directed duties, licenses, authorizations, and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety, and land use matters.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” has the meaning specified in the Security Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization or insolvent, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or the termination, insolvency, or reorganization of a Multi-employer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

“Existing Letter of Credit” means each “Letter of Credit” (as defined in the Original Credit Agreement) issued by the Bank and outstanding on the Closing Date.

“Existing Obligations” means, with respect to a Newly Obligated Borrower, any Obligations which are outstanding and unpaid as of the time such Newly Obligated Borrower becomes a Borrower.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Financial Statements” means, according to the context in which used, the financial statements referred to in Section 5.2 and Section 6.6 or any other financial statements required to be given to the Agent or the Lenders pursuant to this Agreement.

“Fiscal Period” means one of three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are twelve Fiscal Periods in a Fiscal Year.

“Fiscal Quarter” means one of four quarters, consisting of a period of four weeks, plus four weeks, plus five weeks, in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and the last of such quarters ending on December 31 of such Fiscal Year.

“Fiscal Year” means, with respect to any Borrower, such Borrower’s fiscal year for financial accounting purposes. The current Fiscal Year of the Parent will end on December 31, 2003.

“Fixed Assets” means, with respect to each Borrower, the Equipment and Real Estate of such Borrower.

“Fixed Charge Coverage Ratio” means, at any date of determination, for the Borrowers on a consolidated basis for the preceding four Fiscal Quarters, the ratio of (a) the sum of (i) EBITDA, minus (ii) the sum of (A) Capital Expenditures, plus (B) the cash amount of taxes paid, plus (C) the cash amount of Distributions paid by any Borrower, to (b) the sum of (i) the cash amount of Interest Expense paid, plus (ii) principal payments made or required to be made on any and all Debt of the Borrowers, other than the Revolving Loans and excluding the payments made on (A) August 15, 2003 on the Term Loans (as defined in the Original Credit Agreement) and (B) August 14, 2003, August 22, 2003, and September 11, 2003 on the Debt outstanding under the CapitalSource Subordinated Debt Agreement.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the Closing Date.

“General Intangibles” has the meaning specified in the Security Agreements.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means each Person executing a Guaranty Agreement, and “Guarantors” means two or more of such Persons, collectively.

“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend, or other obligations of any other Person

(the “guaranteed obligations”), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.

“Guaranty Agreement” means, collectively and individually (as applicable), the Parent Guaranty and the Subsidiary Guaranty.

“Hedge Agreement” means any and all transactions, agreements, or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity, or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Person’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations, or commodity prices.

“Indemnified Liabilities” has the meaning specified in Section 13.11(a).

“Indemnified Person” has the meaning specified in Section 13.11(a).

“Instruments” has the meaning specified in the Security Agreements.

“Intercompany Accounts” means all assets and liabilities, however arising, which are due to the Parent or a Subsidiary of the Parent from, which are due from the Parent or a Subsidiary of the Parent to, or which otherwise arise from any transaction by the Parent or a subsidiary of the Parent with, any Affiliate of the Parent or a Subsidiary of the Parent.

“Intercreditor Agreement” means that certain Second Amended and Restated Subordination and Intercreditor Agreement, dated concurrently herewith, among the Agent, the Borrowers, the Lenders, and CapitalSource Finance LLC, as such agreement may be amended, restated, or otherwise modified from time to time.

“Interest Expense” shall mean, for any period, total interest expense (including interest expense attributable to conditional sales contracts, Capital Leases and other title retention agreements) in accordance with GAAP of the Borrowers on a consolidated basis with respect to all outstanding Debt including PIK Interest (as defined in the CapitalSource Subordinated Debt Agreement and capitalized interest, but excluding commissions, discounts, and other fees owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements.

“Interest Period” means, with respect to any LIBOR Rate Revolving Loan, the period commencing on the Funding Date of such Revolving Loan or on the Continuation/Conversion Date on which such Revolving Loan is continued as or converted into a LIBOR Rate Revolving Loan, and ending on the date one, two, or three months thereafter as selected by a Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, provided that:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b) any Interest Period pertaining to a LIBOR Rate Revolving Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 2.1.

“Inventory” has the meaning specified in the Security Agreements.

“Investment Property” has the meaning specified in the Security Agreements.

“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

“Issuer” has the meaning prescribed for such term in Section 6.27(b).

“Latest Projections” means: (a) on the Closing Date and thereafter until the Agent receives new projections pursuant to Section 5.2(d), the projections of the Borrowers’ financial condition, results of operations, and cash flows, in each case for the Fiscal Years ending December 31, 2003 through and including December 31, 2008 delivered to the Agent prior to the Closing Date; and (b) thereafter, the projections most recently received by the Agent pursuant to Section 5.2(d).

“Lender” and “Lenders” have the meanings specified in the introductory paragraph hereof and shall include the Bank to the extent of any Non-Ratable Loan outstanding; provided that no such Non-Ratable Loan shall be taken into account in determining any Lender’s Pro Rata Share.

“Letter of Credit” has the meaning specified in Section 1.4(a).

“Letter of Credit Fee” has the meaning specified in Section 2.5.

“Letter of Credit Fee Percentage” means with respect to any Letter of Credit issued hereunder and the Existing Letters of Credit, on any date of determination, a per annum percentage equal to the Applicable Margin for LIBOR Rate Revolving Loans, plus 0.25% as of such date of determination.

“Letter of Credit Issuer” means the Bank, any Affiliate of the Bank, or any other financial institution that issues any Letter of Credit pursuant to this Agreement.

“Letter of Credit Subfacility” means $1,000,000.

“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Rate Revolving Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate

1.00 – LIBOR Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1.00%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental, or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Rate Revolving Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Offshore Base Rate” means the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Rate Revolving Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore Dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“LIBOR Rate Revolving Loan” means a Revolving Loan during any period in which it bears interest based on the LIBOR Rate.

“Lien” means (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment, or bailment for security purposes, (b) to the extent not included under clause (a) preceding, any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance affecting property, and (c) any contingent or other agreement to provide any of the foregoing.

“Loan Account” means the loan account of the Borrowers, which account shall be maintained by the Agent.

“Loan Documents” means, collectively, this Agreement, the Revolving Loan Notes, the Security Agreements, the Mortgages, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the Parent Guaranty, the Subsidiary Guaranty, the Autoborrow Agreement, the Intercreditor Agreement, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing, or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

“Majority Lenders” means at any time Lenders whose Pro Rata Shares aggregate more than 50.0% of the aggregate Pro Rata Shares.

“Management Group” means, as of any date of determination, the board of directors, board of managers, or similar constituency having management authority in respect of an entity under any Requirement of Law.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the value, condition, use or availability of any of the Collateral and/or the operations, business, properties, condition (financial or otherwise), or prospects of any Borrower, the Collateral, or any guarantor of the Obligations, (b) a material impairment of the ability of any Borrower or any Affiliate of such Borrower to perform under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Borrower of any Loan Document to which it is a party.

“Maximum Rate” means, at any time, the maximum rate of interest the Lenders may lawfully contract for, charge, or receive in respect of the Obligations as allowed by any Requirement of Law. For purposes of determining the Maximum Rate under the Requirements of Law of the State of Texas, the applicable rate ceiling shall be (a) the “weekly ceiling” described in and computed in accordance with the provisions of Section 303.003 of the Texas Finance Code, as amended or (b) if the parties subsequently contract as allowed by any Requirement of Law, the “quarterly ceiling” or the “Annualized ceiling” computed pursuant to Section 303.008 of the Texas Finance Code, as amended; provided, however, that at any time the “weekly ceiling”, the “quarterly ceiling”, or the “Annualized ceiling” shall be less than 18.0% per annum or more than 24.0% per annum, the provisions of Section 303.009(a) and Section 303.009(b) of the Texas Finance Code, as amended, shall control for purposes of such determination, as applicable.

“Maximum Revolver Amount” means $25,000,000.

“Mortgage” means and includes any mortgage, deed of trust, deed to secure debt, assignment, or other instrument executed and delivered by any Borrower to or for the benefit of the Agent by which the Agent, for the benefit of the Agent and the Lenders, acquires a Lien on any Real Estate or a collateral assignment of such Borrower’s interest under a lease of Real Estate, and any amendment, modification, or supplement thereto.

“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current calendar year or the immediately preceding six calendar years contributed to by a Borrower or any ERISA Affiliate.

“Negative Pledge” means any agreement, contract, or other arrangement whereby any Borrower is prohibited from, or would otherwise be in default as a result of, creating, assuming, incurring, or suffering to exist, directly or indirectly, any Lien on any of its assets in favor of the Agent under the Loan Documents.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise, or similar taxes, and less returns, discounts, claims, credits, allowances, accrued rebates, offsets, deductions, counterclaims, disputes, and other defenses of any nature at any time issued, owing, granted, outstanding, available, or claimed.

“Net Income” means, for any period, the net income (or loss) of the Borrowers on a consolidated basis for such period taken as a single accounting period, after deduction of all expenses, taxes and other proper charges, which charges include, without limitation, each of the following determined in accordance with GAAP:

(a) the income (or loss) of any Person in which any other Person (other than any Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in cash to a Borrower by such Person during such period;

(b) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with a Borrower or that Person’s assets are acquired by a Borrower;

(c) the income of any Subsidiary of any Borrower (that is not a Borrower itself) to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statue, rule or governmental regulation applicable to that Subsidiary;

(d) any gain arising from any write-up on the book value of any asset; and

(e) any gain arising from the acquisition of debt or equity securities of any Borrower or from cancellation or forgiveness of Debt of any Borrower.

“Net Proceeds” has the meaning specified in Section 3.4(b).

“Newly Obligated Borrower” means each Person, if any, who becomes party to this Agreement as a Borrower effective as of any date after the Closing Date.

“Non-Ratable Loan” and “Non-Ratable Loans” have the respective meanings specified in Section 1.2(i).

“Notice of Borrowing” has the meaning specified in Section 1.2(c).

“Notice of Continuation/Conversion” has the meaning specified in Section 2.2(b).

“Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Borrowers, or any of them, to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, reasonable attorneys’ fees, filing fees, and any other sums chargeable to any Borrower hereunder or under any of the other Loan Documents. “Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Letters of Credit and (b) all debts, liabilities, and obligations now or hereafter arising from or in connection with Bank Products; provided, however, that notwithstanding the foregoing, in the case of and with regard to or in connection with any Newly Obligated Party, the term “Obligations,” wherever in any manner used in the Loan Documents, excludes Existing Obligations.

“Orderly Liquidation Value” means, with respect to Inventory or Equipment of any Borrower, the orderly liquidation value thereof as determined in a manner acceptable to the Agent by an experienced and reputable appraiser acceptable to the Agent, net of all costs of liquidation thereof.

“Original Credit Agreement” has the meaning specified in Recital B of this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies (excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s or the Agent’s net income or capital) which arise from any payment made hereunder or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

“Parent” means Encore Medical Corporation, a Delaware corporation, and its successors and assigns.

“Parent Guaranty” means an agreement of Guaranty executed by the Parent pursuant to Section 7.30.

“Parent Security Agreement” means the Security Agreement, dated concurrently herewith, between the Parent and the Agent, for the benefit of the Agent and the Lenders, as such agreement may be amended, restated, or otherwise modified from time to time.

“Participant” means any commercial bank, financial institution, or other Person not an Affiliate of the Borrowers who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Patent Security Agreement” means the Patent Security Agreement, dated as of the Closing Date or any subsequent date, executed and delivered by a Borrower to the Agent, for the benefit of the Agent and the Lenders, to evidence and perfect the Agent’s security interest in such Borrower’s present and future patents and related licenses and rights, as such agreement may be amended, restated, or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multi-employer Plan has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an acquisition of the Capital Stock of a Person which constitutes all or substantially all of the issued and outstanding Capital Stock of such Person or any acquisition of property which constitutes a significant or material portion of an existing business of a Person by any Borrower in a transaction that satisfies each of the following requirements:

(a) such acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such acquisition is (i) located in the U.S., (ii) organized under Requirements of Law of the U.S., and (iii) not engaged, directly or indirectly, in any line of business other than the businesses permitted pursuant to Section 7.17;

(c) both before and after giving effect to such acquisition and the Revolving Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct (except (i) any such representation or warranty which relates to a specified prior date, and (ii) to the extent the Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists or will exist or would result therefrom;

(d) (i) as soon as available, but not less than 30 days prior to such acquisition, the Borrowers have given the Agent (A) notice of such acquisition (B) a copy of all business and financial information reasonably requested by the Agent, and (C) a certificate of the Parent’s chief financial officer certifying (and showing the calculations therefor in reasonable detail) that the Obligated Parties would be in compliance with the covenants set forth in Section 7.23 through Section 7.27 on a pro forma basis before and after giving effect to such acquisition and (ii) as soon as available, the information provided to the board of directors of the Parent with respect to such acquisition;

(e) the aggregate cash consideration paid in connection with any such acquisition does not exceed $1,000,000 and the aggregate cash consideration paid in connection with all such acquisitions during any twelve month period does not exceed $2,500,000;

(f) if such acquisition is an acquisition of the Capital Stock of a Person, the acquisition is structured so that the Borrower making such acquisition shall acquire not less than 80.0% of the voting control of the acquired Person and, (if applicable) subject to Section 13.22, the acquired Person shall become a Borrower, or a Guarantor but not a Borrower, pursuant to the terms of this Agreement;

(g) no Obligated Party shall, as a result of or in connection with any such acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect;

(h) in connection with an acquisition of the Capital Stock of any Person, all Liens on the Accounts, Inventory, Deposit Accounts, and General Intangibles of such Person shall be terminated, and in connection with an acquisition of the assets of any Person, all Liens on such assets which consist of Accounts, Inventory, Deposit Accounts, and General Intangibles shall be terminated; and

(i) no Default or Event of Default exists or would result therefrom.

“Permitted Distribution” means any of the following Distributions, provided, that no Default or Event of Default exists at the time of, or after giving effect to, any such Distribution: (a) any Distribution by a Borrower to a Borrower, (b) any conversion by the holders of the Series A Preferred Stock issued by the Parent, pursuant to the Certificate of Designations, Preferences and Limitations of Series A Preferred Stock of Encore Medical Corporation filed on June 7, 2001 (the “Certificate of Designation”), to common stock of the Parent in accordance with the terms of the Certificate of Designation, (c) any warrants issued to lenders who are providing financing to any of the Borrowers in exchange for the issuance of such warrants, provided, that all Debt incurred in connection with such financing (i) constitutes Subordinated Debt, (ii) is otherwise not prohibited by this Agreement, and (iii) in each case is in form and substance satisfactory to the Agent and the Lenders.

“Permitted Liens” means:

(a) the Agent’s Liens;

(b) Liens, if any, which are described on Schedule A-2 (“Permitted Liens”) on the Closing Date and Liens resulting from the refinancing of the related Debt, provided that such refinancing is on the same or substantially similar terms, the Debt secured thereby shall not be increased, and the Liens shall not cover any additional property;

(c) (i) Liens for taxes, fees, assessments, or other charges of a Governmental Authority which are not delinquent or (ii) statutory Liens for taxes, fees, assessments, or other charges of a Governmental Authority amounts in an amount not to exceed $250,000; provided that the payment of any such fees, assessments, taxes, and other charges under this clause (ii) which are past due and delinquent is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established in accordance with GAAP on the applicable Borrower’s books and records and a stay of enforcement of any such Lien is in effect;

(d) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure indemnity, performance, or other similar bonds for the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance, or other similar bonds;

(e) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other similar Persons, provided that if any such Lien arises from the nonpayment of such claims or demands when due, such claims or demands do not exceed $150,000 in the aggregate;

(f) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate, provided that any such Liens do not in the aggregate materially detract from the value of such Real Estate or materially interfere with its use in the ordinary conduct of a Borrower’s business;

(g) Liens which constitute purchase money Liens and secure Debt permitted under clause (c) of Section 7.13;

(h) Liens arising from judgments and attachments in connection with court proceedings not in excess of $250,000, provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate financial reserves have been established on the applicable Borrower’s books and records in accordance with GAAP, no material property is subject to a material risk of loss or forfeiture, the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles), and a stay of execution pending appeal or proceeding for review is in effect; and

(i) Liens created in connection with the CapitalSource Subordinated Debt Agreement, provided that such Liens (A) are junior in priority and subordinate to the Agent’s Liens, (B) do not impair directly or indirectly the ability of the Agent to realize on or obtain full benefit of the Collateral, and (C) shall not cover any property of the Borrowers except as provided for on the Closing Date;

provided that (i) none of such Liens listed in clause (b) through clause (h) preceding may attach to any Accounts, (ii) none of such Liens listed in clause (b) through clause (h) preceding, other than such Liens of a type and to the extent provided by clause (e) preceding, may attach to any Inventory owned by a Borrower, and (iii) none of such Liens listed in clause (e) preceding shall be a “Permitted Lien” to the extent that any such Lien attaches to any Inventory owned by a Borrower and the aggregate amount of claims or demands under clause (e) against all Borrowers exceeds $250,000.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

“Proprietary Rights” has the meaning specified in the Security Agreements.

“Pro Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Commitments, or if no Commitments are outstanding, a fraction (expressed as a percentage), the numerator of which is the amount of Obligations owed to such Lender and the denominator of which is the aggregate amount of the Obligations owed to the Lenders, in each case giving effect to a Lender’s participation in Non-Ratable Loans.

“Real Estate” means, with respect to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds, and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto, and the easements appurtenant thereto.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater, or Real Estate or other property.

“Report” has the meaning specified in Section 12.18(a).

“Reportable Event” means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Accounts, or Eligible Inventory, established by the Agent from time to time in the Agent’s reasonable credit judgment. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s credit judgment: (a) Bank Product Reserves; (b) a reserve for accrued, unpaid interest on the Obligations; (c) reserves for rent at leased locations subject to statutory or contractual landlord liens; (d) reserves for Inventory shrinkage; (e) Environmental Compliance Reserves; (f) customs charges; (g) dilution; and (h) warehousemen’s or bailees’ charges.

“Responsible Officer” means, with respect to any Borrower, the chief executive officer or the president, or any other officer having substantially the same authority and responsibility, or, with respect to compliance with financial covenants and the preparation of Borrowing Base Certificates, the chief financial officer or the treasurer of such Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Investment” means, with respect to any Borrower, any acquisition of property by such Borrower in exchange for cash or other property, whether in the form of an acquisition of Capital Stock, debt, or other indebtedness or obligation, or the purchase or acquisition of any other assets or property, or a loan, advance, capital contribution, or subscription (each of the foregoing an “Investment”), except the following: (a) acquisitions of Equipment to be used in the business of such Borrower so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) acquisitions of Inventory in the ordinary course of business of such Borrower; (c) acquisitions of other current assets acquired in the ordinary course of business of such Borrower; (d) Investments in direct obligations of the U.S., or any agency thereof, or obligations guaranteed by the U.S., provided that such obligations mature within six months from the date of acquisition thereof; (e) Investments in certificates of deposit maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the U.S. or any state thereof having capital and surplus aggregating at least $100,000,000; (f) Investments in commercial paper given a rating of “A1” or better by Standard & Poor’s Corporation or “P1” or better by Moody’s Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; and (g) Investments in Hedge Agreements entered into for the purpose of interest payable under this Agreement; (h) Investments in mutual funds substantially all of the assets of which are comprised of securities of the types described in clause (d), clause (e), and clause (f) preceding; (i) Investments consisting of intercompany loans between any Borrower and another Borrower; (j) advances to independent sales Persons against commissions in an aggregate amount at any time not exceeding $2,250,000; and (k) other Investments not listed in clause (a) through clause (j) preceding in an aggregate amount at any time not exceeding $500,000.

“Revolving Loans” has the meaning specified in Section 1.2 and includes each Non-Ratable Loan and Autoborrow Loan.

“Revolving Loan Note” and “Revolving Loan Notes” have the meanings specified in Section 1.2(b).

“Security Agreement” means, collectively and individually (as applicable) the Parent Security Agreement and the Subsidiary Security Agreement.

“Settlement” and “Settlement Date” have the meanings specified in Section 12.15(a)(i).

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities);

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured;

(c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Termination Date” means September 26, 2006.

“Subordinated Debt” means all indebtedness, liabilities, and obligations owing by the Borrower pursuant to the Subordinated Debt Documents.

“Subordinated Debt Documents” means collectively, (a) the CapitalSource Subordinated Debt Agreement, the Subordinated Notes, the Intercreditor Agreement, and all other agreements, certificates, documents, and instruments executed or delivered by the parties thereto in connection with the CapitalSource Subordinated Debt Agreement and the Subordinated Notes and (b) all other agreements, certificates, documents, and instruments executed or delivered by a Borrower evidencing unsecured Debt of such Borrower which has maturities and terms, and which is subordinated to payment of the Obligations in a manner approved in writing by the Agent and the Majority Lenders, and in each such case described in clause (a) and clause (b) preceding, any renewals, modifications, or amendments thereof which are approved in writing by the Agent and the Majority Lenders.

“Subordinated Notes” means, collectively, the certain Senior Subordinated Notes executed and delivered by the Borrowers payable to CapitalSource Finance LLC in the original aggregate principal amount not in excess of $24,000,000, pursuant to the terms of the CapitalSource Subordinated Debt Agreement and “Subordinated Note” means any of such Senior Subordinated Notes.

“Subsidiary” means, with respect to any Person (the “subject Person”), any corporation, association, partnership, limited liability company, joint venture, or other business entity of which more than 50.0% of the voting Capital Stock or other Capital Stock, is owned or controlled directly or indirectly by the subject Person, or one or more of the Subsidiaries of the subject Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of a Borrower.

“Subsidiary Guaranty” means an agreement of Guaranty as required to be executed by the Subsidiaries of the Parent pursuant to Section 7.20, Section 7.30, and Section 7.31, as such agreement may be amended, restated, or otherwise modified from time to time.

“Subsidiary Security Agreement” means the Security Agreement, dated concurrently herewith, between the Borrowers, other than the Parent, and the Agent, for the benefit of the Agent and the Lenders, as such agreement may be amended, restated, or otherwise modified from time to time.

“Supporting Letter of Credit” has the meaning specified in Section 1.4(g).

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Agent and each Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Agent’s or such Lender’s net income in the jurisdiction (whether federal, state, or local and including any political subdivision thereof) under the laws of which the Agent or such Lender, as the case may be, is organized or maintains a lending office.

“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Total Facility is terminated either by the Borrowers pursuant to Section 3.2 or by the Majority Lenders pursuant to Section 9.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.

“Total Debt” shall mean, at any date of determination, for the Borrowers on a consolidated basis, the total Debt on such date, plus the aggregate liquidation value of all Disqualified Stock of the Borrowers.

“Total Facility” has the meaning specified in Section 1.1.

“Trademark Security Agreement” means the Trademark Security Agreement, dated as of the Closing Date or any subsequent date, executed and delivered by a Borrower to the Agent, for the benefit of the Agent and the Lenders, to evidence and perfect the Agent’s security interest in such Borrower’s present and future trademarks and related licenses and rights, as such agreement may be amended, restated, or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code (or any successor statute), as in effect from time to time, of the State of Texas or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Letter of Credit Subfacility” means an amount equal to the Letter of Credit Subfacility, minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

“Unused Line Fee” has the meaning specified in Section 2.4.

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” when used to determine the relationship of a Subsidiary to a Person, means a Subsidiary all of the issued and outstanding Capital Stock (other than directors’ qualifying shares) of which shall at the time be owned by such Person or one or more of such Person’s Wholly-Owned Subsidiaries or by such Person and one or more of such Person’s Wholly-Owned Subsidiaries.

ACCOUNTING TERMS:

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given to such term in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

INTERPRETIVE PROVISIONS:

Wherever used in this Agreement,

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Terms used herein that are defined in the UCC and are not otherwise defined herein shall have the meanings specified therefor in the UCC.

(b) The words “hereof,” “herein,” “hereunder,” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices, and other writings, however evidenced. The term “including” is not limiting and means “including, without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereunder” and similar words refer to the Agreement as a whole and not to any particular provision of the Agreement; and Subsection, Section, Schedule, and Exhibit references are to the Agreement unless otherwise specified.

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, and other modifications thereto, but only to the extent such amendments, restatements, and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and the other Loan Documents may use several different limitations, tests, or measurements to regulate the same or similar matters. All such limitations, tests, and measurements are cumulative and shall each be performed in accordance with their terms.

(f) For purposes of Section 9.1, a breach of a financial covenant contained in Section 7.22 through Section 7.27 shall be deemed to have occurred as of any date of determination thereof by the Agent or as of the last day of any specified measuring period, regardless of when the Financial Statements reflecting such breach are delivered to the Agent and the Lenders.

(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, each Lender, and the Borrowers and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Agent, the Lender, or the Borrowers merely because of their respective involvement in their preparation.